SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ChevronTexaco Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2002

Annual Meeting and the
2002 Proxy Statement

TABLE OF CONTENTS

Notice of the 2002 Annual Meeting of Stockholders

2002 Proxy Statement	1

General Information	1
• Appointment of Proxy Holders	1
• Methods of Voting	1
• Vote Required and Method of Counting	2
• Confidential Voting	2
• Method and Cost of Soliciting and Tabulating Votes	2
• Multiple Stockholders Sharing the Same Address	3
• Electronic Access to Proxy Statement and Annual Report	3
• The Merger	3

Election of Directors (Item 1 on the proxy form)	4
• Nominees for Directors	4

Board Governance and Operations	9
• Board Governance	9
• Board Structure	9
• Board Meetings and Attendance	9
• Board Committee Structure	9
• Board Committee Meetings and Functions	10
• Certain Business Relationships between ChevronTexaco and its Officers and Directors	10

Audit Committee Report	11

Directors’ Compensation	12
• Stock Compensation	12
• Cash Compensation	12
• Deferrals of Cash Compensation	12
• Expenses	12

Stock Ownership Information	13
• Directors’ and Executive Officers’ Stock Ownership	13
• Other Security Holders	13
• Section 16(a) Beneficial Ownership Reporting Compliance	13

Executive Compensation	14
• Management Compensation Committee Report on Executive Compensation	14
• Summary Compensation Table	19
• Long-Term Incentive Plan — 2001 Performance Unit Awards Table	20
• Option Grants in Last Fiscal Year Table	20
• G. F. Tilton’s Option Grants in Last Fiscal Year Table	21
• Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values Table	21
• Pension Plan Table	22
• Termination of Employment and Change-in-Control Arrangements	23
• Summary of Glenn F. Tilton’s Employment Agreement	23
• Performance Graph	25

Ratification of Accountants (Item 2 on the proxy form)	26

Board Discussion of Amendments to the Management Incentive Plan (MIP) and the Long-Term Incentive Plan (LTIP)	27

Approval of Performance-Based Provisions of the Management Incentive Plan (Item 3 on the proxy form)	28

Approval of Performance-Based Provisions of the Long-Term Incentive Plan (Item 4 on the proxy form)	30

Stockholder Proposals (Items 5 through 7 on the proxy form)	34
• To report on Bioaccumulative Halogenated Pollutants	34
• To report on Potential Environmental Damage to ANWR	36
• To submit the Rights Plan to a Stockholder Vote	38

Submission of Future Stockholder Proposals	40

Other Matters	40

Information About the Meeting	41

Appendix A: Management Incentive Plan of ChevronTexaco Corporation	A-1

Appendix B: ChevronTexaco Corporation Long-Term Incentive Plan	B-1

Notice of the 2002
Annual Meeting of Stockholders

Meeting Date:	May 15, 2002
Meeting Time:	8:30 a.m., PDT
Location:	ChevronTexaco Park Building A Auditorium 6001 Bollinger Canyon Road San Ramon, CA 94583
Record Date:	March 18, 2002

Agenda

•	To elect 15 Directors;

•	To ratify the Board’s appointment of independent public accountants;

•	To approve the Performance-Based Provisions of the Management Incentive Plan;

•	To approve the Performance-Based Provisions of the Long-Term Incentive Plan;

•	To take action on the stockholder proposals; and

•	To transact any other business that may be properly brought before the Annual Meeting.

Admission

All stockholders and representatives whom stockholders have authorized in writing are cordially invited to attend the Annual Meeting. You will be asked to display some form of personal identification. We will hold the Annual Meeting at ChevronTexaco Park in San Ramon, California. Seating will be limited and on a first come basis at ChevronTexaco Park. Please refer to page 41 for information about attending the Annual Meeting.

Voting

Stockholders owning ChevronTexaco stock at the close of business on the Record Date, or a representative whom a stockholder has authorized in writing, are entitled to vote at the Annual Meeting. Please refer to page 2 of the proxy statement for an explanation of ChevronTexaco’s confidential voting procedures.

We are distributing this proxy statement, proxy form and ChevronTexaco’s 2001 Annual Report to Stockholders on or about April 15, 2002.

By Order of the Board of Directors,

Lydia I. Beebe
Corporate Secretary

ChevronTexaco Corporation
575 Market Street
San Francisco, California 94105

April 15, 2002

2002 Proxy Statement

GENERAL INFORMATION

APPOINTMENT OF PROXY HOLDERS

Your Board of Directors asks you to appoint Lydia I. Beebe, Harvey D. Hinman and David J. O’Reilly as your proxy holders to vote your shares at the 2002 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy form using one of the methods of voting described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by your Board.

Unless you otherwise indicate on the proxy form or through the telephone or Internet voting procedures, you also authorize your proxy holders to vote your shares on any matters not known by your Board at the time this proxy statement was printed and which, under ChevronTexaco’s By-Laws, may be properly presented for action at the Annual Meeting.

You may also vote in person at the Annual Meeting. However, your Board recommends that you vote by appointing the proxy holders as it is not practical for most stockholders to attend the Annual Meeting. Your Board strongly encourages you to exercise your right to vote. Voting early helps ensure that ChevronTexaco receives a quorum of shares necessary to hold the Annual Meeting without a second mailing.

METHODS OF VOTING

•	Voting by Mail. Stockholders may sign, date and return their proxy forms in the pre-addressed, postage-paid envelope provided.

•	Voting by Telephone or the Internet. You may vote by proxy by using the toll-free number or at the Internet address listed on the proxy form.

The telephone and Internet voting procedures are designed to authenticate stockholders by use of a Control Number and to confirm that your instructions have been properly recorded. Please see your proxy form for specific instructions.

Stockholders whose shares are held through a brokerage firm, bank or other holder of record may vote by telephone or the Internet only if the holder of record offers those options.

Revoking Your Voting Instructions to Your Proxy Holders. If you have certificates issued in your own name and you vote by proxy using the mail, the telephone, or the Internet you may later revoke your proxy instructions by:

—	sending a written statement to that effect to the Corporate Secretary;

—	submitting a proxy form with a later date signed as your name appears on the stock account;

—	voting at a later time by telephone or the Internet; or

—	voting in person at the Annual Meeting (except for shares held through a brokerage firm, bank or other holder of record).

If you have shares held through a brokerage firm, bank or other holder of record, and you

GENERAL INFORMATION (Continued)

vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the Record Date, there were 1,067,365,548 shares of ChevronTexaco stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote.

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference in all matters, your shares will be counted toward a quorum but they will not be voted on any matter.

The vote required and method of calculation is as follows for the various business matters to be considered at the Annual Meeting:

Item 1—Election of Directors

Each outstanding share of ChevronTexaco stock is entitled to one vote for as many separate nominees as there are Directors to be elected. The nominees who receive the most votes for the number of positions to be filled are elected Directors. If you do not wish your shares to be voted for a particular nominee, you may so indicate in the space provided on the proxy form or withhold authority as prompted through the telephone or Internet voting instructions.

Item 2—Ratification of Accountants; Item 3—Approval of Performance-Based Provisions of the Management Incentive Plan; Item 4—Approval of Performance-Based Provisions of the Long-Term Incentive Plan and Items 5 through 7—Stockholder Proposals

These proposals will be approved if the number of shares voted in favor of each exceeds the number of shares voted against. Abstentions and broker non-votes (e.g., when a broker does not have authority to vote on a specific issue) do not affect the voting calculations.

CONFIDENTIAL VOTING

ChevronTexaco has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders of record are treated as confidential. Only the proxy solicitor, the proxy tabulator and the Inspector of Election have access to the ballots, proxy forms and voting instructions. Anyone who processes or inspects the ballots, proxy forms or voting instructions signs a pledge to treat them as confidential. None of these persons is a ChevronTexaco Director, officer or employee.

The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only in the event of a proxy contest or as otherwise required by law.

The proxy tabulator will forward comments written on the proxy forms to management but will not disclose your identity unless you request it in writing.

METHOD AND COST OF SOLICITING AND TABULATING VOTES

ChevronTexaco has retained ADP Investor Communication Services to assist in distributing these proxy materials. Georgeson Shareholder Communications Inc. will act as our Solicitor in soliciting votes at an estimated cost of $20,000 plus their reasonable out-of-pocket expenses. ChevronTexaco employees, personally or by telephone, may solicit your proxy voting instructions.

ChevronTexaco will reimburse brokerage firms, banks and other holders of record for

GENERAL INFORMATION (Continued)

their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

ADP Investor Communication Services will be the proxy tabulator and Independent Voting Services will act as the Inspector of Election.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with a notice sent earlier this year to eligible stockholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact Mellon Investor Services at 1-800-368-8357.

If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own ChevronTexaco stock through a bank, broker or other holder of record, you can request householding by contacting the holder of record.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and the 2001 Annual Report are available on ChevronTexaco’s Internet site at www.chevrontexaco.com.

If you are a stockholder of record, you can elect to view future proxy statements and annual reports at this Internet site instead of receiving paper copies in the mail. They will be available on the same day as the proxy statement is filed with the SEC. You can make this election by marking the appropriate box on your 2002 proxy form or by following the instructions provided if you vote over the Internet or by telephone.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy form in the mail with instructions containing the Internet address of those materials. Your choice will remain in effect until you call Mellon Investor Services’ toll-free number and tell them otherwise. You do not have to elect Internet access each year, and you may request a paper copy of the proxy statements or annual reports at any time.

If you hold your ChevronTexaco stock through a brokerage firm, bank or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

THE MERGER

We completed the merger of Chevron and Texaco on October 9, 2001. As a result of the merger, Texaco became a subsidiary of Chevron and Chevron changed its name to ChevronTexaco Corporation. Each share of Texaco common stock was converted into 0.77 of a share of ChevronTexaco stock. Unless we note otherwise, information about ChevronTexaco in this proxy statement generally refers to Chevron for any time before the merger. Information about stock and stock-based awards has been adjusted to reflect the merger exchange ratio where appropriate.

ELECTION OF DIRECTORS

(Item 1 on the proxy form)

Your Board has nominated the 15 current Directors for re-election.

As we explained in our joint proxy statement/prospectus for the merger, six former Texaco directors joined the ChevronTexaco Board when the merger closed on October 9, 2001: Robert J. Eaton, Franklyn G. Jenifer, Sam Nunn, Charles R. Shoemate, Glenn F. Tilton and Thomas A. Vanderslice. These directors were elected by the Board.

The persons named as proxy holders on the proxy form will vote your shares FOR the 15 nominees unless you withhold authority in the spaces provided on the proxy form or as prompted through the telephone or Internet voting instructions. All Directors are elected annually. They serve for a one-year term and until their successors are elected.

If any nominee is unable to serve as a Director, which we do not anticipate, the Board by resolution may reduce the number of Directors or choose a substitute.

Detailed information on each nominee is provided below.

NOMINEES FOR DIRECTORS
Your Board unanimously recommends a vote FOR each of these nominees.
SAMUEL H. ARMACOST Director since 1982
Mr. Armacost, age 62, has been Chairman of SRI International, formerly Stanford Research Institute, an independent technology development and consulting organization, since 1998.
Prior Positions Held: Mr. Armacost was a Managing Director of Weiss, Peck & Greer L.L.C. from 1990 until 1998. He was Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986.

Other Directorships: The James Irvine Foundation, Exponent, Inc., Scios, Inc., Toshiba International Advisory Group.
Other Memberships: The Advisory Council of the California Academy of Sciences, The Business Council.

ROBERT J. EATON Director since 2001
Mr. Eaton, age 62, is the retired Chairman of the Board of Management of DaimlerChrysler AG, a manufacturer of automobiles.
Prior Positions Held: Mr. Eaton was the Chairman of the Board of Management of DaimlerChrysler AG from 1998 until 2000. He was Chairman of the Board and Chief Executive Officer of Chrysler Corporation from 1993 until 1998. He was Vice-Chairman and Chief Operating Officer of Chrysler Corporation from 1992 until 1993.
Other Directorships: Texaco Inc. director 2000 until 2001, International Paper Company.
Other Memberships: The Business Council; Fellow, Society of Automotive Engineers; Fellow, Engineering Society of Detroit, National Academy of Engineering.

ELECTION OF DIRECTORS (Continued)

SAM GINN Director since 1989
Mr. Ginn, age 64, is the retired Chairman of Vodafone, a worldwide wireless telecommunications company.
Prior Positions Held: Mr. Ginn was Chairman of Vodafone AirTouch, Plc., Chairman of the Board, and Chief Executive Officer of AirTouch Communications, Inc. from 1993 until 1999. He was Chairman of the Board, President and Chief Executive Officer of Pacific Telesis Group from 1988 until 1994.

Other Directorships: Hewlett-Packard Company, Fremont Group.

Other Memberships: The Business Council, Council on Foreign Relations, Yosemite Fund.

AMBASSADOR CARLA ANDERSON HILLS Director 1977 through 1988 and since 1993
Ambassador Hills, age 68, has been Chairman and Chief Executive Officer of Hills & Company International Consultants, a company giving advice on investment, trade and risk issues abroad, since 1993.
Prior Positions Held: Ambassador Hills served as United States Trade Representative from 1989 to 1993.
Other Directorships: American International Group, Inc., Lucent Technologies Inc., AOL Time Warner Inc.
Other Memberships: Vice-Chair, Council on Foreign Relations; Vice-Chair, Inter-American Dialogue; Chair, National Committee on US-China Relations; Trustee, Asia Society; Trustee, Institute for International Economics; Trustee, Americas Society.

FRANKLYN G. JENIFER Director since 2001
Doctor Jenifer, age 63, has been the President of The University of Texas at Dallas, a doctoral-level institution, since 1994.
Prior Positions Held: Doctor Jenifer was President of Howard University from 1990 to 1994. Prior to that he was Chancellor of the Massachusetts Board of Regents of Higher Education 1986 until 1990. From 1979 until 1986, he was Vice-Chancellor of the New Jersey Department of Higher Education.
Other Directorships: Texaco Inc. director 1993 until 2001, United Way of Metropolitan Dallas, Monitoring Committee for the Louisiana Desegregation Settlement Agreement, Texas Science and Technology Council.
Other Memberships: Trustee, Texas Health Research Institute; Trustee, Universities Research Association, Inc.

ELECTION OF DIRECTORS (Continued)

SENATOR J. BENNETT JOHNSTON Director since 1997
Senator Johnston, age 69, has been Chief Executive Officer of Johnston & Associates, a governmental and business consulting firm, since 1997.
Prior Positions Held: Senator Johnston served as U.S. Senator from Louisiana from 1972 through 1996. He was a member of the Senate Committee on Energy and Natural Resources (Chairman from 1986 until 1994 and ranking Democrat from 1994 through 1996). He was a member of the Appropriations Committee and Chairman of the Subcommittee on Energy & Water Development from 1986 until 1994. Prior to serving in the Senate, he served in the Louisiana State Legislature for eight years.
Other Directorships: Freeport-McMoRan Copper & Gold Inc., Fundacion Amistad, Nexant, Inc., U.S. China Business Council.
Other Memberships: President, U.S. Pacific Economic Cooperation Council.

SENATOR SAM NUNN Director since 2001
Senator Nunn, age 63, is a senior partner of King & Spalding, a law firm. He is also Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative (NTI), a charitable organization.
Prior Positions Held: Senator Nunn served as U.S. Senator from Georgia from 1972 through 1996. During his tenure in the U.S. Senate, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business Committees.
Other Directorships: Texaco Inc. director 1997 until 2001, The Coca-Cola Company, Dell Computer Corporation, General Electric Company, Internet Securities Systems, Inc., Scientific-Atlanta, Inc., and Total System Services, Inc.
Other Memberships: a distinguished professor in the Sam Nunn School of International Affairs at Georgia Tech; Chairman, Center for Strategic and International Studies.

DAVID J. O’REILLY Director since 1998
Mr. O’Reilly, age 55, has been Chairman of the Board and Chief Executive Officer of ChevronTexaco since the completion of the merger between Chevron and Texaco in October 2001 and, prior to the merger, held the same positions with Chevron since January 2000.
Prior Positions Held: Mr. O’Reilly was Vice-Chairman of the Board of Chevron from 1998 until 1999. He was a Vice-President of Chevron from 1991 until 1998. He was President of Chevron Products Company, from 1994 until 1998. He was a Director of Caltex Petroleum Corporation from 1992 until 1994, was a Senior Vice-President and Chief Operating Officer of Chevron Chemical Company from 1989 until 1991.
Other Directorships: American Petroleum Institute, San Francisco Symphony Board of Governors, Bay Area Council.
Other Memberships: The Business Council, The Business Roundtable, JPMorgan International Council, National Petroleum Council.

ELECTION OF DIRECTORS (Continued)

PETER J. ROBERTSON Director since 2002
Mr. Robertson, age 55, has been a Vice-Chairman of the Board of ChevronTexaco since 2002.
Prior Positions Held: Mr. Robertson was Vice- President of Chevron from 1994 until 2001. He was President of Chevron Overseas Petroleum Inc. from 2000 until 2001. He was the Vice-President responsible for Chevron’s North American exploration and production operations from 1997 until 2000. From 1994 until 1997, he was the Vice-President responsible for strategic planning.
Other Memberships: Russian-American Business Leaders Forum, US-Saudi Arabian Business Council.

CHARLES R. SHOEMATE Director since 2001
Mr. Shoemate, age 62, is the retired Chairman, President and Chief Executive Officer of Bestfoods, a manufacturer of food products.
Prior Positions Held: Mr. Shoemate was Chairman of the Board and Chief Executive Officer of Bestfoods, formerly CPC International, from 1990 until 2000. He was elected President and a member of the Board of Directors of Bestfoods in 1988.
Other Directorships: Texaco Inc. Director 1998 until 2001, CIGNA Corporation, International Paper Company, Unilever.

FRANK A. SHRONTZ Director since 1996
Mr. Shrontz, age 70, is the retired Chairman of the Board of The Boeing Company, manufacturer and seller of aircraft and related products.
Prior Positions Held: Mr. Shrontz was Chairman of the Board of The Boeing Company from 1988 until 1997. He was Chief Executive Officer of The Boeing Company from 1986 until 1996 and was President from 1985 until 1988. He served as Assistant Secretary of the Air Force and as Assistant Secretary of Defense from 1973 until 1976.
Other Directorships: Baseball Club of Seattle, Boise Cascade Corporation, Minnesota Mining and Manufacturing Company.
Other Memberships: Asia Advisory Board of the Carlyle Group, The Business Council, Spencer Stuart Advisory Board.

GLENN F. TILTON Director since 2001
Mr. Tilton, age 54, has been a Vice-Chairman of the Board of ChevronTexaco since 2001.
Prior Positions Held: Mr. Tilton was Chairman of the Board and Chief Executive Officer of Texaco Inc. from February 2001 until October 9, 2001. He was President of Texaco’s Global Businesses Unit from 1997 until 2001. He was Senior Vice-President of Texaco Inc. from 1995 until 2001.
Other Directorships: American Petroleum Institute, British American Business Inc., Dynegy Inc., Lincoln National Corporation.
Other Memberships: United States Energy Association, The Conference Board, Managing Director of the Metropolitan Opera Association.

ELECTION OF DIRECTORS (Continued)

THOMAS A. VANDERSLICE Director since 2001
Mr. Vanderslice, age 70, is a private investor.
Prior Positions Held: Mr. Vanderslice is President of TAV Associates, and formerly was Chairman of the Board, President and Chief Executive Officer of M/ A-COM, Inc., Chairman and Chief Executive Officer of Apollo Computer, Inc., President and Chief Operating Officer of GTE Corporation, and an officer of General Electric Company.
Other Directorships: Texaco Inc. director 1980 until 2001, W. R. Grace Inc., VIASYS Healthcare Inc.
Other Memberships: Trustee, Boston College; the American Chemical Society, the American Institute of Physics, the National Academy of Engineering, Massachusetts High Technology Council.

CARL WARE Director since 2001
Mr. Ware, age 58, has been an Executive Vice-President, Public Affairs and Administration of The Coca-Cola Company since 2000.
Prior Positions Held: Mr. Ware was President of The Coca-Cola Company’s Africa Group, with operational responsibility for 50 countries in sub-Saharan Africa from 1991 until 2000.
Other Directorships: Chairman of the Board of Trustees of Clark Atlanta University, Georgia Power Company, PGA TOUR Golf Course Properties, Inc., Southern Africa Enterprise Development Fund, Coca-Cola Bottlers Consolidated, National Life of Vermont.
Other Memberships: Council on Foreign Relations.

JOHN A. YOUNG Director since 1985
Mr. Young, age 69, is the retired Vice-Chairman of the Board of Novell, Inc., a networking software company.
Prior Positions Held: Mr. Young was the Vice-Chairman of the Board of Novell, Inc. from 1997 to 2001. He was Vice-Chairman of the Board of SmithKline Beechan PLC from 1998 until its merger with Glaxo Wellcome in 2000. From 1993 to 1997, Mr. Young served on a variety of corporate and non-profit boards. He was President and Chief Executive Officer of Hewlett-Packard Company from 1978 until 1992.
Other Directorships: Affymetrix, Inc., Agere Systems, Inc., Ciphergen Biosystems, Inc., Fluidigm Corp., GlaxoSmithKline plc, Lucent Technologies Inc., Perlegen Sciences.
Other Memberships: National Academy of Engineering, Co-Chair of the President’s Committee of Advisors on Science and Technology.

BOARD GOVERNANCE AND OPERATIONS

BOARD GOVERNANCE

The business and affairs of ChevronTexaco are managed by or under the direction of your Board. Your Board is accountable to the stockholders through the annual election process. All Directors annually stand for election.

Your Board reviews and ratifies senior management selection, succession planning and compensation. It monitors overall corporate performance, the integrity of ChevronTexaco’s financial controls and the effectiveness of its legal compliance programs.

Your Board oversees ChevronTexaco’s strategic and business planning process. This is generally a year-round process culminating in a day-long Board review of ChevronTexaco’s updated Corporate Strategic Plan, its three-year business plan, the next year’s capital expenditures budget plus other key financial and supplemental objectives. Adjustments to this process were made in 2001 to facilitate the merger.

BOARD STRUCTURE

Your Board’s composition and size are assessed at least annually by the Board Nominating and Governance Committee. The Committee recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience, and diversity. A majority of the Board consists of non-employee Directors.

As a stockholder you may recommend a nominee by writing to the Corporate Secretary specifying the nominee’s name and the qualifications for Board membership. All recommendations will be brought to the attention of the Board Nominating and Governance Committee.

ChevronTexaco has a policy of mandatory retirement at the age 65 for employee Directors and the age 72 for non-employee Directors.

The Board’s Nominating and Governance Committee reviews and concurs in the election of any officer-director to outside board seats.

BOARD MEETINGS AND ATTENDANCE

Your Board held 8 regularly scheduled Board meetings, 1 special Board meeting and 14 Board committee meetings in 2001. No Director attended fewer than 90 percent of the aggregate of the total number of Board meetings and Board committee meetings on which he or she served, in each case, held during the periods that he or she served, during 2001.

BOARD COMMITTEE STRUCTURE

The Board has four committees: the Management Compensation Committee, the Audit Committee, the Public Policy Committee, and the Board Nominating and Governance Committee.

Each committee is chaired by a non-employee Director who determines the agenda, the frequency and length of the meetings and who has unlimited access to ChevronTexaco’s management and information.

All Board committees are composed entirely of non-employee Directors except for the Public Policy Committee. Mr. O’Reilly is a member of the Public Policy Committee.

Each non-employee Director currently serves on two committees. Committee members serve staggered four-year terms enabling Directors in office longer than four years to serve on various committees. Four to six-year terms for committee chairpersons facilitate rotation of committee chairpersons while preserving experienced leadership.

BOARD GOVERNANCE AND OPERATIONS (Continued)

BOARD COMMITTEE MEETINGS AND FUNCTIONS IN 2001

Committees	Committee Meetings and Functions

AUDIT Sam Ginn* Carla A. Hills Franklyn G. Jenifer** Sam Nunn** Thomas A. Vanderslice** Carl Ware	Meetings: 4

— Recommends to the Board the selection of independent public accountants
— Reviews reports of independent and internal auditors
— Reviews and approves the scope and cost of all services (including nonaudit services) provided by the firm selected to conduct the audit
— Monitors the effectiveness of the audit process and financial reporting
— Reviews the adequacy of financial and operating controls
— Monitors the corporate compliance program

MANAGEMENT COMPENSATION Samuel H. Armacost* Robert J. Eaton** J. Bennett Johnston Charles R. Shoemate** Frank A. Shrontz John A. Young	Meetings: 3

— Reviews and approves salaries and other compensation matters for executive officers
— Administers the Excess Benefit, Management Incentive, Long-Term Incentive and Salary Deferral plans for management employees

PUBLIC POLICY Robert J. Eaton** Franklyn G. Jenifer** J. Bennett Johnston* Sam Nunn** David J. O’Reilly Frank A. Shrontz Carl Ware	Meetings: 3 — Identifies, monitors and evaluates international social, political and environmental issues — Recommends to the Board policies and strategies concerning such issues

BOARD NOMINATING AND GOVERNANCE Samuel H. Armacost Sam Ginn Carla A. Hills* Charles R. Shoemate** Thomas A. Vanderslice** John A. Young	Meetings: 4

— Reviews ChevronTexaco’s corporate governance practices and recommends changes as appropriate
— Recommends changes to improve Board, Board committee and individual Director effectiveness
— Assesses the size and composition of the Board
— Recommends prospective director nominees
— Periodically reviews the Stockholder Rights Plan

* Committee Chairperson
** Joined the committees effective October 9, 2001

CERTAIN BUSINESS RELATIONSHIPS BETWEEN CHEVRONTEXACO AND ITS OFFICERS AND DIRECTORS

Senator Nunn is a senior partner of the law firm of King & Spalding which provided legal services to ChevronTexaco, primarily relating to litigation matters. During 2001, the total fees paid to King & Spalding by ChevronTexaco and its subsidiaries was less than 5% of the law firm’s gross revenue for that period. We expect that King & Spalding will continue to provide legal services to ChevronTexaco in the future.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by your Board. All members of the Audit Committee meet the independence standards established by the New York Stock Exchange (NYSE).

The Audit Committee assists your Board in fulfilling its responsibility to oversee management’s implementation of ChevronTexaco’s financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2001 Annual Report on Form 10-K with ChevronTexaco’s management and independent auditor. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee met privately with the independent auditor, and discussed issues deemed significant by the auditor, including those required by Statements on Auditing Standards No. 61 and No. 90 (Audit Committee Communications), as amended. In addition, the Audit Committee discussed with the independent auditor its independence from ChevronTexaco and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of nonaudit services was compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended to your Board that the audited financial statements be included in ChevronTexaco’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC.

Respectfully submitted on March 14, 2002, by the members of the Audit Committee of your Board:

Sam Ginn, Chairperson
Carla A. Hills
Franklyn G. Jenifer
Sam Nunn
Thomas A. Vanderslice
Carl Ware

DIRECTORS’ COMPENSATION

ChevronTexaco believes that non-employee Directors’ compensation should provide total compensation that is competitive, links rewards to business results and stockholder returns and facilitates increased ownership of ChevronTexaco stock. ChevronTexaco does not have a retirement plan for non-employee Directors. ChevronTexaco’s executive officers are not paid additional compensation for their services as Directors.

In 2001, compensation for non-employee Directors included the following stock and cash elements:

STOCK COMPENSATION

On the date of the Annual Meeting 400 shares of restricted ChevronTexaco stock are granted under the ChevronTexaco Restricted Stock Plan for Non-Employee Directors. The Plan provides that the dividends attributable to the restricted shares may be paid in cash or used by the Director to purchase additional shares of restricted ChevronTexaco stock.

Restricted stock awards under the Plan are subject to forfeiture if a non-employee Director does not serve as a ChevronTexaco Director for a minimum of five years after the award is granted. However, such forfeiture does not apply if a Director dies, reaches mandatory retirement age, becomes disabled, changes primary occupation or enters government service.

Effective on the date of the 2002 Annual Meeting, 1,000 deferred stock units will be granted on the date of each Annual Meeting under the Plan. Deferred stock units will attract dividend equivalents that will be reinvested into additional deferred stock units. Deferred stock units are not subject to forfeiture.

CASH COMPENSATION

•	$75,000 annual retainer (effective January 1, 2002, the annual retainer was increased to $100,000, $75,000 in cash and $25,000 dollar denominated in full value shares of restricted stock or deferred stock units)

•	$1,500 for each Board meeting attended (replaced effective January 1, 2002 with the $25,000 stock retainer)

•	$1,500 for each Board Committee meeting attended (replaced effective January 1, 2002 with the $25,000 stock retainer)

•	$1,500 for each Board Committee meeting chaired (replaced effective January 1, 2002, with a $10,000 annual cash retainer)

DEFERRALS OF CASH COMPENSATION

The Deferred Compensation Plan for Directors provides an opportunity for non-employee Directors to defer payment of their directors’ fees. Under the plan, a non-employee Director may defer receipt of all or any portion of the annual retainer and meeting fees. Deferrals may be credited into any of the investment fund options available to participants in the ChevronTexaco Employee Savings Investment Plan, including a ChevronTexaco stock fund. Distribution from the plan is ultimately made in cash.

Any deferred amounts unpaid at the time of a Director’s death are distributed to the Director’s beneficiary.

EXPENSES

Non-employee Directors are reimbursed for out-of-pocket expenses that they incur in connection with the business and affairs of ChevronTexaco.

STOCK OWNERSHIP INFORMATION

The following table shows the ownership interest in ChevronTexaco stock for each Director, nominee and executive officer as of January 30, 2002. No Director, nominee or executive officer owns 1 percent or more of the outstanding shares of ChevronTexaco stock, nor do the Directors and executive officers as a group.

DIRECTORS’ AND EXECUTIVE OFFICERS’ STOCK OWNERSHIP

	Shares		Restricted
Name	Currently	Exercisable	Stock
(“•” denotes a non-employee Director)	Owned (1)	Options (2)	Units (3)
Samuel H. Armacost•	8,900	0	0
Robert J. Eaton•	2,656	0	1,130
Sam Ginn•	4,165	0	2,928
Carla A. Hills•	4,408	0	0
Franklyn G. Jenifer•	5,123	0	2,810
J. Bennett Johnston•	2,165	0	4,280
Sam Nunn•	3,785	0	3,550
Richard H. Matzke	53,919	313,500	18,513
David J. O’Reilly	27,426	470,900	2,469
Peter J. Robertson	17,783	186,400	2,469
Charles R. Shoemate•	4,537	0	2,821
Frank A. Shrontz•	3,415	0	4,045
Glenn F. Tilton	128,289	319,668	0
Thomas A. Vanderslice•	18,619	0	16,381
Carl Ware•	408	0	0
John Watson	6,272	72,500	0
John A. Young•	6,800	0	2,039
Directors and Executive Officers as a group (22 persons)	370,905	1,828,268	71,468

(1)	For non-employee Directors the amounts shown include shares of restricted ChevronTexaco stock awarded under the ChevronTexaco Restricted Stock Plan for Non-Employee Directors. For executive officers the amounts shown include shares held for them in trust under the Employee Savings Investment Plan or the Texaco Thrift Plan and the Texaco Supplemental Thrift Plan.

(2)	These stock options were awarded under the Long-Term Incentive Plan and are currently exercisable. SEC rules consider a person to be the beneficial owner of shares of ChevronTexaco stock if (a) he or she has a right to vote or sell them or (b) can exercise an option to acquire them now or at some time within the next 60 days.

(3)	Restricted stock units do not carry voting rights and may not be sold. But they represent economic ownership of ChevronTexaco stock since their value depends on the performance of ChevronTexaco stock and they may ultimately be paid in shares. For non-employee Directors, these are stock units awarded under the ChevronTexaco Restricted Stock Plan for Non-Employee Directors and the Texaco Inc. Director and Employee Deferral Plan. For executive officers, these are stock units deferred under the Management Incentive Plan, the Long-Term Incentive Plan and the Salary Deferral Plan.

________________________________________________________________________________

OTHER SECURITY HOLDERS

ChevronTexaco does not know of any person who has or shares voting and/or investment power with respect to more than 5 percent of the shares of ChevronTexaco stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires your Directors and executive officers to file with the SEC, the NYSE and ChevronTexaco reports of initial ownership and changes in ownership of ChevronTexaco equity securities.

Based solely on a review of the reports furnished to ChevronTexaco, we believe that during 2001 all of your Directors and executive officers complied with the Section 16 filing requirements.

EXECUTIVE COMPENSATION

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Management Compensation Committee of the Board of Directors (the “Committee”) makes this report to help you understand the Committee’s objectives and the procedures used to determine the compensation of ChevronTexaco’s Chief Executive Officer and other senior ChevronTexaco executives, including those executive officers named in the Summary Compensation Table.

The Committee, consisting of six of the twelve non-employee Directors, is responsible for ChevronTexaco’s executive compensation program. All members of the Committee qualify as “outside directors” under section 162(m) of the Internal Revenue Code. In structuring incentive programs, the Committee is advised on plan design by external compensation consultants. ChevronTexaco’s compensation staff provides additional counsel, data and analysis as requested by the Committee.

Compensation Philosophy and Objectives

The Committee believes that compensation of ChevronTexaco’s key executives should:

•	link rewards to business results and stockholder returns;

•	encourage creation of stockholder value and achievement of strategic objectives;

•	provide a total compensation opportunity that is competitive with major oil companies, taking into account relative company size and performance as well as individual experience, responsibility and performance;

•	maintain an appropriate balance between base salary and short- and long-term incentive opportunity, with more compensation at risk at the higher salary grades; and

•	attract and retain high caliber personnel on a long-term basis.

ChevronTexaco uses six major oil companies as its competition when determining competitive compensation practice: BP, ExxonMobil, US Shell, Conoco, Marathon and Phillips. The makeup of this peer group reflects the companies ChevronTexaco competes with for overall human resources talent.

BP, ExxonMobil, and Royal Dutch Shell are the primary competition in the marketplace where ChevronTexaco operates and have comprised the competitor peer group for determining relative total stockholder return (“TSR”), which is stock price appreciation plus dividends on a reinvested basis. Royal Dutch Shell is used in place of US Shell because US Shell is not a publicly traded company.

With all of the merger activity in the oil sector, ChevronTexaco’s compensation staff continues to monitor the competitive market, and will recommend modifications to the peer groups as appropriate.

Key Elements of Executive Compensation

ChevronTexaco’s existing executive compensation program consists of three elements: Base Pay, Short-Term Incentives and Long-Term Incentives. For senior executives, the Committee believes short- and long-term incentive pay, linked to ChevronTexaco’s financial performance and creation of stockholder value, should represent half or more of their total compensation opportunity.

Base Pay

•	The executive salary structure targets the average pay levels of the major oil

EXECUTIVE COMPENSATION (Continued)

competitors. When establishing the salary structure, the Committee also reviews non-oil company pay information. This analysis is provided by its external consultant to ensure ChevronTexaco’s compensation opportunity is appropriate on a broad industry basis.

•	Actual salaries vary by individual and are based on sustained performance toward achievement of ChevronTexaco’s goals, objectives and strategic intents.

•	Executive salaries and proposed changes are reviewed and approved by the Committee. The Committee also considers experience and current salary compared to market rates when considering salary actions.

Short-Term Incentive (Management Incentive Plan)

•	The Management Incentive Plan (MIP) is an annual cash incentive plan that links awards to performance results of the prior year. Individual target awards vary by salary grade and are based on the competitive annual bonus practices of major oil competitors. Actual individual awards can vary from approximately 200% of target to zero.

•	Awards are based on the Committee’s assessments of performance vs. objectives for two components: corporate results and operating company or department/staff results. For certain individuals in operating company positions, a third component of strategic business unit (SBU) results is also used in the award determination process. Each component is weighted about the same (either one-half or one-third) depending on whether or not an SBU component is included. An individual leadership performance factor (LPF) is used as an overall modifier to the component ratings. The LPF is based on personal contribution in achieving business results and leadership behaviors demonstrated in achieving the results. Performance assessments within each of the components are aggregate judgments; there is no specific weighting formula for each factor within a component.

•	Corporate, operating company and SBU financial and strategic objectives are set at the beginning of each year. Financial objectives are developed for: earnings, return on capital employed (ROCE), cash flow and operating expense. Non-financial measures such as organizational safety performance versus objectives and reliable operations metrics are also included in the evaluation process. Results are measured against objectives and against major oil competitor results.

•	An individual’s key job responsibilities and objectives are also established at the beginning of each year. Individual objectives include achievement of business unit financial goals as well as targets related to business operations (e.g., refinery throughput, production volumes, product quality, safety, environmental performance, etc.). Performance assessments are also made on other factors including diversity, leadership, teamwork, communication, developing employees, creativity and innovation, and building partnerships.

•	The corporate performance assessment is the same for all MIP participants. Individuals will have different operating company, SBU and leadership performance assessments.

Long-Term Incentive (Long-Term Incentive Plan)

•	The Long-Term Incentive Plan (LTIP) is designed specifically to link a substantial portion of executive pay to increases in stockholder value. Individual grants vary by salary grade, and are based on valuations

EXECUTIVE COMPENSATION (Continued)

of grants made by the major oil competitors (these valuations are provided by the Committee’s external consultant). Grants are typically in the form of non-qualified stock options and performance units.

•	Non-Qualified Stock Options (NQSOs) are awarded at market price on the day of grant, vest after one year, and have a ten-year term. Their ultimate value depends entirely on appreciation of ChevronTexaco stock. The Committee does not grant discounted options.

•	Performance Units—The ultimate value of Performance Units (denominated in shares of ChevronTexaco stock) is tied to TSR as compared to TSRs for the peer group competitors. Performance units have a three-year vesting period, with a performance modifier based on relative TSR ranking that can vary from 0% to 150%, as determined by the Committee. If ChevronTexaco’s TSR is the lowest of the peer group competitors, the modifier is 0%; if highest, the modifier is 150%. Moreover, if the difference between one or more competitor’s TSR and ChevronTexaco’s TSR is less than one percent, the TSR ranking modifiers are averaged. Payout is in cash or ChevronTexaco stock and is equal to the number of Performance Units multiplied by the performance modifier multiplied by the 20 day trailing average price of ChevronTexaco stock at the end of the performance period.

Executive Stock Ownership

ChevronTexaco does not have formal stock ownership guidelines. Executives participate in ChevronTexaco’s Profit Sharing/ Savings Plan (a broad-based employee stock ownership and savings plan) which has a ChevronTexaco stock fund account. They also have the option to defer MIP awards and LTIP performance unit payouts into stock units. As a result of these opportunities, the average value of ChevronTexaco stock holdings of executives as a group is more than four times their annual salaries.

2001 CEO Compensation

Base Pay

ChevronTexaco executive level salary ranges are adjusted, as necessary, to maintain competitiveness with its major oil peer group. Individual salaries are maintained within the appropriate range for each position, and are reviewed annually.

Based on Mr. O’Reilly’s performance, the Committee granted him a salary increase to $1,000,000.

Annual Bonus (MIP)

In determining MIP awards for 2001, the Committee considered that:

ChevronTexaco’s 2001 operational earnings totaled $6.81 billion, which was $674 million or 11% above the objective of $6.14 billion. Higher crude prices as well as improved U.S. refining performance and safe and reliable operations of our facilities were the primary drivers for the increase.

Operational ROCE in 2001 was 14.7% versus the 2001 objective of 13.1%. Total stockholder return in 2001 was 9.2%, placing ChevronTexaco first among its major competitors for the year.

The worldwide net proved OEG reserves replacement ratio was 127%, the ninth consecutive year that reported reserves replacement of the company exceeded 100%. Excluding sales and acquisitions, the reserves replacement ratio was 112%. Worldwide OEG production averaged 2,695 MBOE (thousand barrels oil equivalent) per day in 2001, a decrease of 1.1%. The decline was attributable to U. S. production, which fell 5.8% to 1,065 MBOE per day. International production climbed 2.2% to 1,630 MBOE per day.

EXECUTIVE COMPENSATION (Continued)

ChevronTexaco reached agreement with the Republic of Kazakhstan to purchase an additional 5% stake in the Tengizchevroil (TCO) joint venture in early 2001. In addition to the acquisition, successful extension drilling in the Tengiz field added approximately 350 MMBOE. Nigeria added roughly 280 MMBOE to several fields, and the Hamaca project in Venezuela started up production, adding about 115 MMBOE of proved reserves. International exploratory drilling in 2001 yielded hydrocarbon discoveries in Angola, Brazil, Argentina, Australia, China, Indonesia and Thailand. Year 2001 exploration funds were also used to assess potential new acreage and capture new exploration licenses in the deepwater of Nigeria, Argentina, Bahrain, Bangladesh, Indonesia and Norway.

The North America Upstream business generated $3.2 billion in operational earnings. The Gulf of Mexico (GOM) unit completed work on the Typhoon project and commenced production. Fourth quarter net production yielded 24 MBOE per day. The Deepwater Petronius project outperformed expectations in 2001 with fourth quarter net production of 25 MBOE per day. North America Upstream successfully bid on 53 tracts in the Gulf of Mexico Shelf and Deepwater OCS Lease Sale. The GOM Shelf SBU drilled 189 wells during 2001, while the Deepwater SBU participated in drilling 12 exploratory wells. The result of combining the former Chevron and Texaco operations has resulted in ChevronTexaco being the largest oil and gas producer in both the Gulf of Mexico Shelf and San Joaquin Valley.

North America Products recorded $1.1 billion in operational earnings in 2001, approximately 50% above objective. Branded motor gasoline sales volume was up 4% versus 2000, and marketing diesel volume was up 6%. U.S. Refining increased system-wide utilization by 4% through a continued focus on reliability. This improved utilization led to record crude throughput and production of high value products. North America Products combined Chevron, Texaco and Caltex worldwide aviation businesses to form ChevronTexaco Global Aviation (CTGA). CTGA grew jet volumes almost 30% versus 2000, despite the impact of the events of September 11, 2001. U.S. Marketing experienced continued growth in convenience store gross margin, up 9% versus the previous year.

On October 9th, Chevron and Texaco stockholders approved the merger of the two companies, to create ChevronTexaco, which ranks among the world’s largest and most competitive international energy companies. Mr. O’Reilly was instrumental in successfully completing the regulatory and stockholder approval processes, as well as overseeing the pre-merger planning process, which has allowed the merged companies to effectively operate as one upon merger close. The planning process has positioned the merged company to achieve annual savings of at least $1.8 billion within eighteen months of merger completion. In addition, ChevronTexaco had a strong year operationally in 2001, meeting or exceeding most of its targets in both the upstream and downstream segments.

Based on ChevronTexaco’s 2001 performance, the Committee granted Mr. O’Reilly a MIP award of $1,800,000. In addition, the Committee established a special merger related supplemental award fund to recognize the exemplary contributions made during the merger integration process. Unlike the regular MIP award, the special merger related bonuses are not benefits bearing. The Committee assessed Mr. O’Reilly’s performance during the merger process, and reviewed general industry data for comparable sized mergers provided by the Committee’s outside consultant. Based on that evaluation the Committee awarded Mr. O’Reilly a merger related supplemental award of $3,200,000. The MIP awards granted to Mr. O’Reilly and to the other four

EXECUTIVE COMPENSATION (Continued)

highest-paid officers for the past three performance years are presented in the summary compensation table that follows this report.

Long-Term Incentives (LTIP)

LTIP grants are made under the same determination rules for all LTIP participants. Mr. O’Reilly received a stock option grant of 150,000, and 32,000 performance units from the Committee in 2001. Based on data provided by their outside consultant, the Committee believes this grant is reasonable and well within competitive practice for his level of responsibilities.

Mr. O’Reilly was granted 12,500 Performance Units in 1998 for the performance period January 1, 1999 through December 31, 2001. ChevronTexaco’s TSR for this three-year period resulted in a performance unit payout of $1,143,581 to Mr. O’Reilly.

Other

The Committee also notes that Mr. O’Reilly was allocated $13,397 from his participation in the Profit Sharing/ Savings Plan, a broad-based employee stock ownership plan. The allocation to this Plan was based on Chevron’s 2001 income.

January 30, 2002

Management Compensation Committee

S. H. Armacost, Chairman

R. J. Eaton
Sen. J. Bennett Johnston
C. R. Shoemate
F. A. Shrontz
J. A. Young

EXECUTIVE COMPENSATION (Continued)

SUMMARY COMPENSATION TABLE

				Long-Term Compensation

		Annual Compensation		Awards	Payouts

			Bonus($)	Securities	Vested	Non-
			(Year	Underlying	Performance	Stock	All Other
Name and		Salary	Earned)	Options	Units	Award	Compensation(1)
Principal Position	Year	($)	(2)	(#)	($)	($)	($)

D. J. O’Reilly	2001	$970,833	$5,000,000	150,000	$1,143,581	—	$141,853
Chairman	2000	$862,500	$2,000,000	150,000	$195,375	$195,375	$86,047
	1999	$575,000	$720,000	150,000	$422,355	—	$32,132

R. H. Matzke	2001	$747,917	$2,250,000	–0–	$887,419	—	$113,126
Vice-Chairman	2000	$670,833	$1,300,000	60,000	$195,375	$195,375	$66,924
	1999	$568,525	$750,000	60,000	$422,355	—	$31,875

G. F. Tilton(3)	2001	$846,855	$2,710,584	420,838	$3,575,355 (4)	—	$50,811
Vice-Chairman	2000	$421,225	$434,494	50,704	$744,928	—	$25,274
	1999	$406,000	$284,021	165,153	$497,855	—	$24,360

P. J. Robertson	2001	$519,167	$1,150,000	60,000	$640,406	—	$73,914
Vice-President	2000	$479,167	$700,000	33,000	$195,375	$195,375	$47,803
	1999	$444,167	$470,000	33,000	$105,589	—	$24,933

J. S. Watson	2001	$405,417	$2,000,000	33,000	$237,865	—	$54,480
Vice-President	2000	$315,833	$455,000	33,000	$36,633	$36,633	$34,881
	1999	$262,083	$175,000	12,100	$79,192	—	$9,123

(1)	Includes Chevron’s contributions to the Profit Sharing/ Savings Plan and allocations under the Excess Benefit Plan for the Profit Sharing/ Savings Plan and Texaco’s contributions to the Employees’ Thrift Plan and Supplemental Thrift Plan. For 2001, contributions under the Profit Sharing/ Savings Plan were as follows: D. J. O’Reilly, $13,391, R. H. Matzke, $13,285, P. J. Robertson, $14,399; and J. S. Watson, $15,311; and contributions under the Excess Benefit Plan were as follows: D. J. O’Reilly, $128,462, R. H. Matzke, $99,841, P. J. Robertson, $59,515, and J. S. Watson, $39,169. For 2001, contributions under the Employees’ Thrift Plan for G. F. Tilton were $10,200 and contributions under the Supplemental Thrift Plan for G. F. Tilton were $40,611.

(2)	2001 amounts include regular annual bonus amounts as follows: D. J. O’Reilly, $1,800,000; R. H. Matzke, $1,750,000; P. J. Robertson $650,000; J. S. Watson $500,000. In addition, the ChevronTexaco Management Compensation Committee of the Board of Directors recognized exemplary performance related to the successful merger of Chevron and Texaco. They granted special one-time supplemental cash awards that will not be benefits bearing for retirement plan purposes as follows: D. J. O’Reilly, $3,200,000; R. H. Matzke, $500,000; P. J. Robertson, $500,000 and J. S. Watson, $1,500,000.

(3)	G.F. Tilton’s values reflect compensation received from Texaco Inc. He received a $910,584 regular annual bonus for performance at Texaco through October 8, 2001 plus $300,000 from ChevronTexaco in recognition of fourth quarter 2001 performance. The Texaco Board of Directors awarded G. F. Tilton a special one-time supplemental bonus of $1,500,000 in recognition of his contribution to the successful completion of the merger between Chevron and Texaco. This award will not be benefits bearing for retirement purposes.

(4)	In June 2001 G. F. Tilton received 51,000 Texaco Restricted Shares as part of the normal LTI grant for Texaco employees. This award vested 10/08/01 due to the merger between Chevron and Texaco.

EXECUTIVE COMPENSATION (Continued)

LONG-TERM INCENTIVE PLAN—2001 PERFORMANCE UNIT AWARDS TABLE

	Number of	Performance
	Performance	Period Until	Estimated Future Payout

Name	Units Granted	Payout	Threshold	Target	Maximum

D. J. O’Reilly	32,000	3 Years	16,000	32,000	48,000
R. H Matzke	–0–	—	–0–	–0–	–0–
G. F. Tilton (1)	–0–	—	–0–	–0–	–0–
P. J. Robertson	12,500	3 Years	6,250	12,500	18,750
J. S. Watson	7,000	3 Years	3,500	7,000	10,500

The payout can vary depending on ChevronTexaco TSR vs. its peer group competitors. A performance modifier provides the incentive to maximize TSR relative to the competitor peer group by modifying the payout value (e.g., the modifier is 150% for the highest relative TSR and 0% for the lowest relative TSR). Payout (in dollars) is equal to the number of units times a performance modifier based on relative TSR times the 20-day trailing average price of ChevronTexaco Stock at the end of the performance period.

(1)	In June 2001 G. F. Tilton received 51,000 Texaco Restricted Shares as part of the normal LTI grant for Texaco employees. This award vested 10/08/01 due to the merger between Chevron and Texaco, with a value of $3,575,355.

OPTION GRANTS IN LAST FISCAL YEAR TABLE

		Individual
		Grants
		Percentage of			Potential Realizable Value After 10 Years
	Number of	Total			based on Assumed Compounded Annual
	Securities	NQSOs/SARs	Exercise		Rates of Stock Price Appreciation
	Underlying	Granted to	or Base
	Options	Employees in	Price	Expiration
Name	Granted (1)	2001	(per Share)	Date	0% per Year	5% per Year	10% per Year

D. J. O’Reilly	150,000	3.8	$88.5500	10/31/11	$—	$8,353,293	$21,168,884

R. H. Matzke	0	0	—	—	$—	—	—

G. F. Tilton (2)	196,350	5.0	$91.0455	06/22/11	$—	$11,243,169	$28,492,398

P. J. Robertson	60,000	1.5	$88.5500	10/31/11	$—	$3,341,317	$8,467,554

J. S. Watson	33,000	0.8	$88.5500	10/31/11	$—	$1,837,724	$4,657,155

Executive Plan

NQSO Stock Price/ Share			$88.5500		$88.5500	$144.24	$229.68

Total ChevronTexaco 2001 NQSO’s/ SAR’s granted	3,932,494					$221,470,715	$561,250,275

All Stockholders (3)	1,067,220,742				—	$59,432,049,505	$150,612,482,209

Optionee Gain as % of All Stockholders’ Gain						0.37%	0.37%

(1)	NQSOs have a 10-year term and unvested options are 100% vested one year after date of grant. The exercise price is a fair market value on the date of grant.

(2)	G. F. Tilton was awarded a June 2001 grant of 196,350 ChevronTexaco equivalent NQSO’s from Texaco. In addition he was granted 224,488 restoration NQSO’s during 2001 which are detailed in the following table.

(3)	Represents the potential aggregate increase in market capitalization of ChevronTexaco based upon the 1,067,220,742 outstanding shares of ChevronTexaco Stock as of December 31, 2001.

EXECUTIVE COMPENSATION (Continued)

G. F. TILTON’S OPTION GRANTS IN LAST FISCAL YEAR TABLE

		Individual
G. F. Tilton — 2001		Grants
Texaco		Percentage of
Restoration NQSO	Number of	Total			Potential Realizable Value After 10 Years
Grants	Securities	NQSOs/SARs	Exercise		based on Assumed Compounded Annual
	Underlying	Granted to	or Base		Rates of Stock Price Appreciation
	Options	Employees in	Price	Expiration		5% per	10% per
Grant Date	Granted	2001	(per Share)	Date	0% per Year	Year	Year

02/20/2001	17,731	0.5	$84.2727	06/26/08	$—	$939,719	$2,381,433

03/12/2001	4,334	0.1	$90.4610	06/28/01	$—	$246,563	$624,839

03/12/2001	5,355	0.1	$90.4610	06/26/02	$—	$304,648	$772,039

03/12/2001	7,538	0.2	$90.4610	08/25/03	$—	$428,840	$1,086,765

03/12/2001	7,290	0.2	$90.4610	06/24/04	$—	$414,731	$1,051,011

03/12/2001	3,025	0.1	$90.4610	02/24/05	$—	$172,094	$436,119

03/12/2001	15,904	0.4	$90.4610	06/23/05	$—	$904,786	$2,292,904

03/12/2001	18,285	0.5	$90.4610	06/28/06	$—	$1,040,242	$2,636,177

03/12/2001	10,316	0.3	$90.4610	07/01/07	$—	$586,882	$1,487,274

03/12/2001	16,034	0.4	$90.4610	06/26/08	$—	$912,181	$2,311,646

03/12/2001	20,028	0.5	$90.4610	06/25/09	$—	$1,139,402	$2,887,468

08/20/2001	19,543	0.5	$91.4156	06/23/10	$—	$1,123,542	$2,847,277

10/08/2001	13,587	0.3	$87.5649	07/01/07	$—	$748,224	$1,896,146

10/08/2001	1,637	<0.1	$87.5649	07/02/07	$—	$90,148	$228,453

10/08/2001	18,043	0.5	$87.5649	06/26/08	$—	$993,612	$2,518,007

10/08/2001	20,427	0.5	$87.5649	06/25/09	$—	$1,124,896	$2,850,708

10/08/2001	25,411	0.6	$87.5649	06/23/10	$—	$1,399,361	$3,546,255

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES TABLE

					Value of Unexercised
			Unexercised Shares		In-the-Money Shares
	Shares
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

D. J. O’Reilly	—	—	470,900	150,000	$5,201,699	$159,000

R. H. Matzke	—	—	313,500	—	$6,182,360	—

G. F. Tilton	27,031	$1,861,215	319,668	79,105	—	$161,778

P. J. Robertson	—	—	186,400	60,000	$3,059,799	$63,600

J. S. Watson	—	—	72,500	33,000	$819,050	$34,980

EXECUTIVE COMPENSATION (Continued)

PENSION PLAN TABLE

	Years of Credited Service

Remuneration*	20	25	30	35	40

$ 700,000	$216,100	$263,400	$310,600	$359,400	$408,400
$ 750,000	$231,600	$282,200	$332,800	$385,100	$437,500
$1,000,000	$308,800	$376,300	$443,800	$513,500	$583,400
$1,250,000	$385,900	$470,300	$554,700	$641,800	$729,300
$1,500,000	$463,100	$564,400	$665,600	$770,200	$875,200
$1,750,000	$540,300	$658,400	$776,600	$898,600	$1,021,000
$2,000,000	$617,500	$752,500	$887,500	$1,027,000	$1,166,900
$2,250,000	$694,700	$846,600	$998,400	$1,155,300	$1,312,800
$2,500,000	$771,900	$940,600	$1,109,400	$1,283,700	$1,458,700
$2,750,000	$849,100	$1,034,700	$1,220,300	$1,412,100	$1,604,500
$3,000,000	$926,300	$1,128,800	$1,331,300	$1,540,500	$1,750,400
$3,250,000	$1,003,400	$1,222,800	$1,442,200	$1,668,800	$1,896,300
$3,500,000	$1,080,600	$1,316,900	$1,553,100	$1,797,200	$2,042,200
$3,750,000	$1,157,800	$1,410,900	$1,664,100	$1,925,600	$2,188,000

*	For plan purposes, this means (1) average annual salary over the highest paid 36 months plus (2) the average of the three highest MIP awards during the last ten years of employment.

Employees who meet the age, service, and other requirements of ChevronTexaco’s pension plans are eligible for a pension after retirement. The table shows the approximate yearly benefit that would be paid to a ChevronTexaco employee in the top compensation and period of service categories. The table reflects a single life annuity form of payment. Retiring employees may also elect to receive an equivalent lump-sum payment instead of an annuity. The actual benefit would be reduced by a portion of the employee’s Social Security benefits.

Under the ChevronTexaco plans, covered compensation for the named executive officers includes the amount shown in the “Salary” column of the Summary Compensation Table and the regular bonus (but not the special merger bonus) shown in the “Bonus” column of that table. At December 31, 2001, the covered compensation and years of service were D. J. O’Reilly $2,309,444 (33 years); P. J. Robertson $1,087,500 (28 years); J. S. Watson $704,444 (21 years). Mr. Matzke retired in February 2002 with 40 years of service and his covered compensation was $1,929,092.

In connection with the ongoing implementation of the merger between Chevron and Texaco, G. F. Tilton, being a former employee of Texaco, is currently a participant in the historical Retirement Plan of Texaco. ChevronTexaco intends to transition Mr. Tilton to the ChevronTexaco pension plans later this year. After this transition date, at retirement, Mr. Tilton will be entitled to the greater of the benefit payable under the ChevronTexaco Plan or the amount payable under the former Texaco plan up to the transition date. At December 31, 2001, under the historical Texaco Plan Mr. Tilton’s yearly benefit upon retirement would be $397,128. If Mr. Tilton had been enrolled in the ChevronTexaco Plans as of December 31, 2001, his covered compensation and years of service would have been $1,201,060 and 32 years.

EXECUTIVE COMPENSATION (Continued)

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

In the event of a change in control, executive officers of ChevronTexaco are generally entitled to the following enhanced benefits:

•	unvested benefits under retirement plans become fully vested

•	outstanding stock options are converted into options of the outstanding company

•	payouts on outstanding performance units must be at least equal to target amounts

•	MIP bonuses for the year in which the change of control occurs must be at least equal to target amounts.

If executive officers are terminated other than for cause (or resigns as a result of a demotion), they will receive:

•	severance benefits up to a maximum of three years salary and MIP bonus

•	immediate vesting of any unvested stock options

•	immediate vesting on a pro rated basis for other incentive awards such as performance units and MIP bonuses

•	gross up payments for excise tax liability, if any

•	insurance coverage protected for two years

•	a trust fund established to secure payment of any vested, but unpaid benefits.

As defined by the By-Law amendment, a “change in control” would occur if:

•	anyone acquired 20 percent or more of ChevronTexaco Stock (other than from ChevronTexaco itself); or

•	the current Directors and those elected in normal circumstances cease to be a majority; or

•	a merger or other business combination occurs and ChevronTexaco’s stockholders receive less than 55 percent of the resulting equity.

SUMMARY OF GLENN F. TILTON’S EMPLOYMENT AGREEMENT

ChevronTexaco entered into an employment agreement with Glenn F. Tilton, effective December 4, 2001, pursuant to which Mr. Tilton would be employed as the Vice Chairman of the Board of Directors of ChevronTexaco. The agreement will terminate upon the earliest to occur of (i) 30 days notice of termination by either Mr. Tilton or ChevronTexaco for any reason; (ii) the death of Mr. Tilton; or (iii) November 30, 2004.

Under Mr. Tilton’s employment agreement, ChevronTexaco has agreed to provide Mr. Tilton annual cash compensation of $889,600, which can be increased from time to time pursuant to ChevronTexaco’s normally applicable compensation policies. Mr. Tilton is also entitled to participate in benefit and compensation programs generally applicable to employees at Mr. Tilton’s level and receive supplemental retirement benefits consisting of a cash payment equal to the sum of (i) 3.30 times the sum of Mr. Tilton’s highest annual base pay with ChevronTexaco and the highest cash bonus earned by Mr. Tilton in any of the five years preceding Mr. Tilton’s termination date; and (ii) 0.18 times Mr. Tilton’s highest annual base pay with ChevronTexaco. Mr. Tilton will be paid the supplemental retirement benefits upon the earlier of (i) the expiration of the employment agreement; or (ii) the termination of Mr. Tilton’s employment with ChevronTexaco for any reason. This payment will be deferred and paid out over a ten-year period following Mr. Tilton’s separation date pursuant to the terms of the Texaco Director and Employee

EXECUTIVE COMPENSATION (Continued)

Deferral Plan, or its successor. If Mr. Tilton dies while an employee of ChevronTexaco, he will be treated as if he resigned his employment with ChevronTexaco effective on the day immediately preceding his death.

The employment agreement also provides that ChevronTexaco and Mr. Tilton shall enter into a consulting agreement if the employment agreement is terminated by either ChevronTexaco or Mr. Tilton prior to the expiration of its term. Under the consulting agreement, Mr. Tilton will make himself reasonably available to provide consulting services at the request of ChevronTexaco. For these services, Mr. Tilton will be compensated at the rate of $7,300 per day (or $3,650 per half-day) plus expenses. Mr. Tilton’s employment agreement provides that the consulting agreement will terminate on November 30, 2004.

Under Mr. Tilton’s employment agreement, if any payments thereunder constitute an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code, ChevronTexaco will pay to Mr. Tilton an additional amount necessary to reimburse him on an after-tax basis (including income, FICA and excise taxes) for the excise tax that may be imposed on such payments as well as on the additional payment amount. In calculating the additional payment, it shall be assumed that Mr. Tilton pays state and local income taxes at the highest marginal rate of taxation imposed by the state and locality in which he resides and in which he is employed (or both) in the calendar year in which the additional payments is to be made and pays FICA taxes on wages earned. It is also assumed that his income tax rate will be computed based on the maximum effective marginal federal, state and local tax rates (including FICA taxes) on earned income, with such maximum effective federal rate to be computed with regard to section 68 of the Internal Revenue Code, and applying any available deduction for state and local income taxes for federal income tax purposes.

EXECUTIVE COMPENSATION (Continued)

PERFORMANCE GRAPH

The stock performance graph below was prepared by Standard & Poor’s Compustat group. It shows how an initial investment of $100 in ChevronTexaco Stock would have compared to an equal investment in the S&P 500 Index or the Competitor Peer Group indexes. The Competitor Peer Group companies are those with which ChevronTexaco competes directly and against which for a number of years it has measured its performance for purposes of calculating grants under its Management Incentive Plan and its Long-Term Incentive Plan. The comparison covers a five-year period beginning December 31, 1996 and ending December 31, 2001 and is weighted by market capitalization as of the beginning of each year. It includes the reinvestment of all dividends that an investor would be entitled to receive. The interim measurement points show the value of $100 invested on December 31, 1996 as of the end of each year between 1997 and 2001.

	1996	1997	1998	1999	2000	2001

ChevronTexaco Corp	100	122.22	135.74	145.85	146.68	160.35
S&P 500 Index	100	133.36	171.48	207.56	188.66	166.24
Peer Group #1	100	122.50	147.72	176.69	177.09	168.73
Peer Group #2	100	124.62	140.09	171.11	172.21	159.55

(*) Competitor Peer Group 1 is comprised of Amoco Corp. (97-98), Atlantic Richfield Co. (97-99), BP PLC-ADS, Exxon Mobil Corp., Mobil Corp. (97-98) and Texaco Inc. (97-00)
(**) To better reflect the primary competition in the marketplace where ChevronTexaco operates, the Management Compensation Committee changed the Peer Group in 1999 to be Amoco Corp. (97-98), Atlantic Richfield Co. (97-99), BP PLC-ADS, Exxon Mobil Corp., Mobil Corp. (97-98), Royal Dutch Petroleum-ADR and Texaco Inc. (97-00) The SEC’s rules require ChevronTexaco to show the performance of both of these Competitor Peer Groups for the five-year period from 1997 to 2001.

RATIFICATION OF ACCOUNTANTS

(Item 2 on the proxy form)

The Board’s Audit Committee, which is composed entirely of non-employee Directors, has selected PricewaterhouseCoopers LLP as independent public accountants to audit the books, records and accounts of ChevronTexaco and its subsidiaries for the year 2002. Your Board has endorsed this appointment. PricewaterhouseCoopers LLP previously audited the consolidated financial statements of Chevron Corporation and during the year ended December 31, 2001 provided both audit and nonaudit services.

Audit Fees

Fees for the calendar year 2001 audit of ChevronTexaco’s consolidated financial statements and the reviews of quarterly reports on Form 10-Q were $11.0 million, of which an aggregate amount of $5.1 million had been billed through December 31, 2001.

Financial Information Systems Design and Implementation Fees

Aggregate fees for financial information systems design and implementation were $20.7 million during the year ended December 31, 2001.

All Other Fees

Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP during the year ended December 31, 2001 were $32.0 million, of which $3.2 million were audit-related services. These audit-related services included:

•	audits and reviews of certain financial and statistical information in connection with contracts and other agreements;

•	assistance with 1933 Securities Act filings and accounting technical advice;

Other services related to:

•	income tax services, $8.8 million;

•	employee benefit advisory and administration services, $16.3 million; and

•	other management consulting services, $3.7 million.

In January 2002 PricewaterhouseCoopers LLP sold to a third party the business unit that provided the employee benefit advisory and administration services referred to above and consequently no longer provides such services to ChevronTexaco.

PricewaterhouseCoopers also announced in January 2002 that it plans to separate its management consulting business, PwC Consulting, through an initial public offering. Non-audit fees shown above include $22.1 million related to services provided by PwC Consulting.

All audit and nonaudit services provided by PricewaterhouseCoopers LLP are approved by the Audit Committee, which considers whether the provision of nonaudit services is compatible with maintaining the auditor’s independence.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make statements if they desire, and will be available to respond to appropriate questions. If the stockholders do not approve the appointment of PricewaterhouseCoopers LLP, the Audit Committee will select another firm of auditors for the ensuing year.

Your Board unanimously recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as Independent Public Accountants.

BOARD DISCUSSION OF AMENDMENTS TO THE

MANAGEMENT INCENTIVE PLAN (MIP) AND THE
LONG-TERM INCENTIVE PLAN (LTIP)

Your Board is submitting for your approval certain provisions of the MIP and the LTIP which establish performance-based criteria designed to permit awards under the plans to qualify for the performance-based award exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended. These provisions, which were approved by the stockholders in 1997, must be resubmitted to stockholders every five years (or sooner, if they are amended) in order for the exemption to continue to apply.

Under Section 162(m), a publicly-held company may not deduct for federal income tax purposes compensation paid on or after January 1, 1994 to its chief executive officer or the next four highest paid officers of the company (the “named executive officers”) in excess of an individual limit of $1 million annually. However, compensation is exempt and therefore deductible for tax purposes even if the $1 million cap is exceeded for a named executive officer if the compensation is paid pursuant to an award that is payable only if certain performance-based criteria are satisfied, and provided that the criteria were specified at or about the time the award was made.

In order to assure the continued availability of a federal income tax deduction for awards under the MIP and the LTIP, your Board now seeks your approval of the provisions of the plans which permit the plans to qualify for the performance-based exception under Section 162(m). This approval is necessary to assure the continued availability of this exception.

APPROVAL OF PERFORMANCE-BASED PROVISIONS OF THE

MANAGEMENT INCENTIVE PLAN (MIP)

(Item 3 on the proxy form)

The MIP provides a specific limitation on the annual cash awards to ChevronTexaco’s named executive officers of 0.5 percent of ChevronTexaco’s annual income (defined as reported earnings before special items and accounting changes; this is the same as the publicly disclosed operating earnings amount). In addition, Section 3(b) of the MIP provides that of this 0.5 percent award fund, the maximum amount that may be awarded to the Chief Executive Officer is 40 percent of the fund, the maximum amount that may be awarded to the second and third highest compensated named executive officers is 20 percent of the fund each and the maximum amount that may be awarded to the fourth and fifth highest compensated named executive officers is 10 percent of the fund each. The Management Compensation Committee has the discretion to decrease, but not to increase, the maximum award of each individual determined pursuant to this formula. The Management Compensation Committee has exercised its discretion over the past several years to award the named executive officers less than the maximum award under the MIP. Actual awards for the Chief Executive Officer have varied between approximately 20% and 50% of the maximum award, the awards for the other named officers have varied between approximately 15% and 20% of the maximum. In the future, the Management Compensation Committee will continue to exercise this discretion to ensure that awards made under the MIP are consistent with the competitive practices of ChevronTexaco’s oil industry peer group.

Your Board believes that the plan provisions discussed above satisfy the performance-based criteria requirements of Section 162(m) and that the application of current MIP award guidelines for other plan participants, in combination with the individual maximum award limits described above, will provide appropriate controls of aggregate annual awards under the MIP.

Description of the MIP

The following is a summary of the principal features of the MIP. The summary, however, does not purport to be a complete description of all of the provisions of the MIP.

Types of Awards

The MIP provides a program of annual cash bonus payments to eligible employees. Participants may elect to defer receipt of these bonuses. All such deferrals are held and distributed pursuant to the terms of the ChevronTexaco Corporation Deferred Compensation Plan for Management Employees. Although the MIP also provides for awards of stock units or shares of common stock of ChevronTexaco, currently the only awards that are being made under the plan are cash bonuses.

Administration

The Compensation Committee of the Board has exclusive authority to administer and interpret the MIP and to select the employees who will participate in the MIP.

Eligibility

Regular salaried employees including directors, officers and other individuals serving in important executive, administrative, professional or technical capacities, as determined by the Compensation Committee are eligible to participate in the MIP, provided they have been on the payroll of ChevronTexaco or a participating affiliate at any time during the year with respect to which an award is made. Currently approximately 650 employees are eligible to

APPROVAL OF PERFORMANCE-BASED PROVISIONS OF THE
MANAGEMENT INCENTIVE PLAN (MIP) (Continued)

receive awards under the MIP, although the Compensation Committee has the power to expand the eligible group in the future.

Nonassignability

Awards under the plan are not assignable or transferable other than by will or the laws of inheritance.

Forfeiture

Awards under the MIP are subject to forfeiture if before the award is distributed, the participant (i) is dismissed for cause, (ii) engages in any activity which, in the opinion of the Compensation Committee is prejudicial to the interests of ChevronTexaco or any participating affiliate, or (iii) is indebted to ChevronTexaco or any affiliate, in which case the forfeiture shall be limited to the amount of the indebtedness and the indebtedness shall be extinguished to the extent of the forfeiture.

Change in Control

See page 23 under the heading “Termination of Employment and Change in Control Arrangements” for a description of the change in control provisions that affect awards made under the MIP.

Amendment and Termination

The Board may at any time alter, amend or terminate the Plan.

Federal Income Tax Consequences

When a bonus is awarded and distributed (whether upon the award of the bonus or upon a deferred distribution date pursuant to the Deferred Compensation Plan for Management Employees) the participant will be deemed to have received ordinary income equal to the amount of cash received. ChevronTexaco (and/or its affiliates) will be allowed a deduction in an amount equal to the ordinary income that the participant is deemed to have received.

Subject to the approval of stockholders of the performance-based provisions of the MIP, ChevronTexaco anticipates that any compensation deemed paid by it in connection with some awards under the MIP will qualify as performance-based compensation for purposes of Code Section 162(m) and may not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, such compensation deemed paid with respect to those awards that qualify as performance-based compensation may remain deductible by the Company without limitation under Code Section 162(m).

Vote Required

The affirmative vote of the holders of a majority of the outstanding voting shares of ChevronTexaco’s common stock present or represented and entitled to vote at the 2002 Annual Meeting is required to approve the performance-based provisions of the MIP.

The text of the MIP, as currently in effect, is set forth in Appendix A to this proxy statement. The foregoing summary of its principal features does not purport to be complete and is subject to, and qualified in its entirety by, Appendix A.

Your Board recommends that you vote FOR the Approval of Performance-Based Provisions of the Management Incentive Plan of ChevronTexaco Corporation.

APPROVAL OF PERFORMANCE-BASED PROVISIONS OF THE

LONG-TERM INCENTIVE PLAN (LTIP)

(Item 4 on the proxy form)

Awards to named executive officers under the LTIP under current practice take the form of non-qualified stock options and performance units. Section 5(a) of the LTIP provides that stock options, performance units and other share-based awards that may be granted under the LTIP to any individual in a single calendar year may not exceed 0.15 percent of the outstanding shares on December 31, 2001. With 1,067,220,742 shares outstanding as of December 31, 2001, the approximate individual limit for the LTIP grants in 2002 would be 1,600,800 shares. Actual grants during the past several years to the Chief Executive Officer have varied between approximately 10% and 20% of the maximum award, and grants to other named officers have varied between approximately 5% and 8% of the maximum. The Management Compensation Committee grants awards under the LTIP that are consistent with the competitive practices of ChevronTexaco’s oil industry peer group.

In addition, Section 5(b) of the LTIP limits the value of all non-stock awards granted to any individual in a single calendar year to $1 million.

The LTIP provides that the Management Compensation Committee has the authority when granting awards under the LTIP to specify that the payment or vesting of such awards shall be subject to the achievement of certain performance-based criteria which are specified by the Management Compensation Committee at or about the time of granting the award. These criteria include (but are not limited to) earnings per share, total stockholder return and return on capital employed (see Sections 7(a), 8(a) and 9(a) of the LTIP). For example, under the Management Compensation Committee rules currently in effect, payment of a participant’s performance units will range from zero to 150 percent of the value of a unit, depending on ChevronTexaco’s ranking on total shareholder return relative to the total shareholder return of a group of named competitors. Generally, stock option grants under the LTIP are not subject to any performance goals; applicable federal income tax regulations provide that a stock option grant is deemed to satisfy the performance-based award requirement of Section 162(m) if (i) it is made by the employer’s compensation committee, (ii) it is granted pursuant to a plan which states the maximum number of shares with respect to which options may be granted during a specified period, and (iii) the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award.

Your Board believes that these performance-based criteria discussed above with respect to the LTIP satisfy the performance-based criteria requirement of Section 162(m).

Description of LTIP

The following is a summary of the principal features of the LTIP. The summary, however, does not purport to be a complete description of all the provisions of the LTIP.

Types of Awards

Stock options and performance units are the types of awards most frequently made under the LTIP, although the LTIP also provides for the grant of restricted stock and other share-based awards. The principal features of stock options and performance units are described below.

APPROVAL OF PERFORMANCE-BASED PROVISIONS OF THE
LONG-TERM INCENTIVE PLAN (LTIP) (Continued)

Administration

The Compensation Committee of the Board has exclusive authority to administer and interpret the LTIP and to select the employees who may participate in the LTIP.

Eligibility

Managerial and other key employees (including officers) of ChevronTexaco or its subsidiaries who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Committee, would benefit the future success of ChevronTexaco will be eligible to participate in the LTIP. Currently approximately 650 employees are eligible to receive awards under the LTIP, although the Compensation Committee has the power to expand the eligible group in the future.

Stock Options

Grants

The Committee has complete discretion to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

Price and Exercisability

Each option has an exercise price per share not less than 50% of the fair market value per share of common stock on the option grant date. The shares subject to each option generally become exercisable over a specified period of employment measured from the grant date.

The exercise price may be paid in cash or in shares of the common stock. Outstanding options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to ChevronTexaco, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

No optionee has any shareholder rights with respect to the option shares until the optionee has exercised the option and paid the exercise price for the purchased shares. Options generally are not assignable or transferable other than by will or the laws of inheritance and, during the optionee’s lifetime, the option may be exercised only by the optionee.

Termination of Employment

Upon cessation of employment, the optionee has a limited period of time in which to exercise outstanding options for any shares in which the optionee is vested at that time. This period will be specified by the Committee, need not be uniform among all options issued under the LTIP, and may reflect distinctions based on the reasons for termination of employment.

Performance Units

The Committee will have complete discretion to determine which eligible individuals will receive performance units under the LTIP. At the time of grant, the Committee will determine the number of performance units covered by the award, the performance period and the performance goal or goals to be achieved. Such performance goals may include earnings per share, total shareholder return or return on capital employed. At the end of the performance period, the

APPROVAL OF PERFORMANCE-BASED PROVISIONS OF THE
LONG-TERM INCENTIVE PLAN (LTIP) (Continued)

Committee will determine the level of performance versus the goal and the portion of the performance units (if any) which will be payable to the participant. Participants may elect to defer receipt of payment of performance units. All such deferrals are held and distributed pursuant to the terms of the ChevronTexaco Corporation Deferred Compensation Plan for Management Employees.

General LTIP Provisions

Change in Control

See page 23 under the heading “Termination of Employment and Change in Control Arrangements” for a description of the change in control provisions that affect awards made under the LTIP.

Changes in Capitalization

In the event any change is made to the outstanding shares of common stock by reason of any stock dividend, stock split, or other subdivision or combination of shares, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the LTIP, (ii) the number and/or class of securities for which any one person may be granted awards under the LTIP per calendar year, and (iii) the number and/or class of securities and exercise price (if applicable) for which awards are outstanding under the LTIP. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the LTIP or the outstanding awards under it.

Amendment and Termination

The Board may suspend, discontinue, revise or amend the LTIP at any time. Rights under any award granted before amendment of the LTIP cannot be impaired by any amendment unless the holder consents in writing to the amendment.

Federal Income Tax Consequences

Option Grants

Options granted under the LTIP are nonstatutory stock options which are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. The federal income tax treatment for nonstatutory options is as follows:

No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

ChevronTexaco will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

Performance Units

A participant will not be deemed to have received any income subject to federal income tax at the time of grant of performance units, nor will ChevronTexaco or its affiliates be entitled to a deduction at that time. When performance units are settled and distributed, the participant will be deemed to have received an amount of ordinary income equal to the amount of cash and/or the fair market value of the shares received. ChevronTexaco (and/or its affiliates) will be

APPROVAL OF PERFORMANCE-BASED PROVISIONS OF THE
LONG-TERM INCENTIVE PLAN (LTIP) (Continued)

allowed a deduction in an amount equal to the ordinary income that the participant is deemed to have received.

Deductibility of Executive Compensation

Subject to the approval of stockholders of the performance-based provisions of the LTIP, ChevronTexaco anticipates that any compensation deemed paid by it in connection with some awards under the LTIP will qualify as performance-based compensation for purposes of Code Section 162(m) and may not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, such compensation deemed paid with respect to those awards that qualify as performance-based compensation may remain deductible by the Company without limitation under Code Section 162(m).

Vote Required

The affirmative vote of the holders of a majority of the outstanding voting shares of ChevronTexaco’s common stock present or represented and entitled to vote at the 2002 Annual Meeting is required to approve the performance-based provisions of the LTIP.

The text of the LTIP, as currently in effect, is set forth in Appendix B to the proxy statement. The foregoing summary of its principal features does not purport to be complete and is subject to, and qualified in its entirety by, Appendix B.

Your Board recommends that you vote FOR the Approval of the Performance-Based Provisions of the ChevronTexaco Corporation Long-Term Incentive Plan.

STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSAL TO REPORT ON BIOACCUMULATIVE HALOGENATED POLLUTANTS

(Item 5 on the proxy form)

WHEREAS:

PCBs, PBBs, dioxins, polybrominated diphenyl ethers (PBDEs) and many similar chemicals containing chlorine or bromine are extremely toxic and bioaccumulate in food and mother’s milk to levels that cause effects in children and disproportionately affect health in many communities of color;

The Environmental Protection Agency has found that any emission of these extremely toxic pollutants is of concern, and many governments are working toward their virtual elimination, however, companies are not required to develop and report options for eliminating these pollutants under existing federal laws;

Exposure to these pollutants is associated with many health effects, which in the case of dioxins may include cancer, diabetes, endometriosis, a range of childhood learning problems, and other effects;

These pollutants are often created inadvertently, by reactions involving chlorine or bromine, in many industrial processes;

Generating these pollutants is now known to be unnecessary and costly to companies and economies, because their generation can be eliminated cost effectively with sound planning based on sound information;

Processes used by Chevron refineries generate these pollutants, including PCBs and dioxins, the most toxic synthetic chemicals known; and Chevron’s mission to create superior value, and the company’s goal to be an industry leader in health performance, indicate that we should lead in sharing information about the virtual elimination of these pollutants.

Therefore, be it resolved that the shareholders request that Chevron:

1.	Adopt a plan for virtual elimination of bioaccumulative halogenated pollutants at its major facilities which identifies, for each facility, all inputs and uses of chlorine and bromine, any sources of dioxin and other bioaccumulative pollutants containing these halogens in the facility, and any options that may eliminate the generation of these pollutants, and
2.	Provide a summary report to shareholders on these virtual elimination options annually.

Supporting statement

This policy makes business sense because preventing pollution is cost effective in the short term and avoids costly long-term liabilities related to toxic chemical exposures.

Ethically this is the right thing for our company to do because children and other family members are sick in disproportionately exposed communities near its facilities, and our actions can prevent some exposures.

It will improve our company’s image if Chevron goes beyond its existing policy to minimize pollution and joins the new efforts for virtual elimination of toxic and bioaccumulative pollutants.

STOCKHOLDER PROPOSALS (Continued)

YOUR BOARD’S RECOMMENDATION AGAINST THE PROPOSAL TO REPORT ON BIOACCUMULATIVE HALOGENATED POLLUTANTS

ChevronTexaco has a well-established approach for tracking hazardous compounds, with extensive processes in place to prevent pollution. ChevronTexaco is firmly committed to protecting the health of employees, customers, neighbors and the general public. A summary report to stockholders would serve no useful purpose beyond the actions already being taken and the data provided to the U.S. Environmental Protection Agency (EPA). Your Board recommends you vote AGAINST the proposal.

The ChevronTexaco Way, which establishes a common understanding for our employees and all who interact with us, encompasses our long-standing policy, Protecting People & the Environment, as a specific value of ChevronTexaco. In short, “Our goal is to be recognized and admired worldwide for safety, health and environmental excellence.” ChevronTexaco is committed to identify potential emissions, assess exposure and health risk and reduce or eliminate those emissions.

Over the years, ChevronTexaco has been recognized for our environmental performance. Most recently, our rain forest oil project in Papua New Guinea was honored by the Institute of Petroleum in London. Our offshore operations in the U.S. Gulf of Mexico have been praised by the U.S. Minerals Management Service as well.

ChevronTexaco’s management practices support our strong commitment to sound policy and actions protecting people and the environment. The new Operational Excellence management system provides a disciplined path to bring our work in safety, health and environmental protection to a new level of diligence.

ChevronTexaco operations don’t use or intentionally manufacture bioaccumulative halogenated pollutants, including dioxins. Some facilities may generate trace emissions of these pollutants, but only in tiny amounts that have not been shown to have a measurable impact on employees or the public.

The U.S. Environmental Protection Agency has determined that oil refineries are not a significant source of dioxins. According to EPA, most dioxin comes from combustion sources outside the oil and gas sector. Public exposure to dioxin is dramatically lower than in the past due in large measure to improvements in processes in a number of business sectors.

ChevronTexaco closely monitors the science and adheres to regulations on bioaccumulative halogenated pollutants to ensure we’re fully informed and in compliance with the law. ChevronTexaco complies with EPA Toxic Release Inventory requirements—and supports the EPA plans to make this data available for public review. ChevronTexaco also works constantly on health and safety with industry, neighbors and government, to help find strategies to measure possible sources of emissions, assess potential impacts and provide action plans. The proposed summary report is unnecessary given these actions to gather and share information.

ChevronTexaco is confident that its commitment to values, standards, compliance and continuous improvement provide a foundation for sound, sensitive management of the issue of bioaccumulative halogenated pollutants now and in the years ahead.

Your Board recommends that you vote AGAINST this proposal.

STOCKHOLDER PROPOSALS (Continued)

STOCKHOLDER PROPOSAL TO REPORT ON POTENTIAL ENVIRONMENTAL DAMAGE TO ANWR

(Item 6 on the proxy form)

WHEREAS: the Arctic National Wildlife Refuge is the only conservation area in the nation that provides a complete range of Arctic and sub-Arctic ecosystems balanced with a wide variety of wildlife, including large populations of caribou, muskoxen, polar bears, snow geese and 180 species of other migratory birds;

the U.S. Fish and Wildlife Service considers the Arctic Refuge one of the finest examples of wilderness left on the planet;

the coastal plain of the Arctic Refuge is the only section of Alaska’s entire North Slope not open for oil and gas leasing, exploration and production; and

RESOLVED, the Shareholders request that Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on the potential environmental damage that would result from the company drilling for oil and gas in the coastal plain of the Arctic National Wildlife Refuge. The report should also cover the financial costs of the plan and the expected return.

Supporting Statement

“Ninety-five percent of Alaska’s most promising oil-bearing lands are already open for development, but it is imperative that we continue to protect the wildlife, fish and wilderness that make up the rest of this invaluable part of our American heritage.”
— President Jimmy Carter (1995)

Once part of the largest intact wilderness area in the United States, the North Slope now hosts one of the world’s largest industrial complexes. In fact, oil companies already have access to 95 percent of Alaska’s North Slope. More than 1500 miles of roads and pipelines and thousands of acres of industrial facilities sprawl over some 400 square miles of once pristine arctic tundra. Oil operations on the North Slope annually emit roughly 43,000 tons of nitrogen oxides and 100,000 metric tons of methane, emissions that contribute to smog, acid rain, and global warming.

The coastal plain is the biological heart of the Refuge, to which the vast Porcupine River caribou herd migrates each spring to give birth. The Department of Interior has concluded that development in the coastal plain would result in major adverse impacts on the caribou population. According to biologists from the Alaska Department of Fish and Game caribou inhabiting the oil fields do not thrive as well as members of the same herd that seldom encounter oil-related facilities.

The coastal plain is also the most important onshore denning area for the entire South Beaufort Sea polar bear population, and serves as crucial habitat for muskoxen and for at least 180 bird species that gather there for breeding, nesting and migratory activities.

Balanced against these priceless resources is the small potential for economically recoverable oil in the coastal plain. In fact, the most recent federal estimate predicted that only 3.2 billion barrels would be economically recoverable in the coastal plain—less than 6 months worth of oil for the United States.

Vote YES for this proposal, which will improve our Company’s reputation as a leader in environmentally responsible energy recovery.

STOCKHOLDER PROPOSALS (Continued)

YOUR BOARD’S RECOMMENDATION AGAINST THE PROPOSAL TO REPORT ON POTENTIAL ENVIRONMENTAL DAMAGE TO ANWR

The proposed special report is based on a rationale with which your Board disagrees and is not a prudent use of ChevronTexaco’s resources. In contrast to the proponents’ supporting statement, your Board believes that oil and gas development in the Arctic National Wildlife Refuge (ANWR) can take place in a responsible manner while fulfilling the nation’s need for additional stable and dependable energy supplies. Furthermore, the report is not necessary to inform stockholders, because the issue of oil operations within ANWR has been extensively studied and information is widely available. Your Board recommends that you vote AGAINST this proposal.

The oil industry can explore the ANWR Coastal Plain safely and produce oil and gas while protecting the environment. Technology, policies and practices are today more sensitive, owing to strict regulations, government oversight and several decades of operating experience in the Arctic. Much activity is restricted to winter, when the permafrost is frozen, so roads and drilling pads are made of ice, which melts without harming the tundra. Wells radiate from a single pad, making a smaller “footprint” on the land. Producing oil at Prudhoe Bay has caused little harm to wildlife, and the regional caribou herd has tripled since startup in the 1970s.

The coastal plain of ANWR, on the same geologic trend as the giant Prudhoe Bay oil field, could hold up to 31.5 billion barrels of oil in place and up to 14.5 trillion cubic feet of natural gas in place, according to the United States Geological Survey (USGS). Currently, more than 60 percent of U.S. oil consumption — about 11 million barrels per day — is imported. The USGS has estimated that future ANWR coastal-plain output could be more than 1 million barrels per day. That’s equal to roughly 10 percent of current import levels, and could significantly reduce U.S. dependence on outside sources.

Polls show that more than two out of three Alaskans and local Inupiat Eskimos in the Coastal Plain favor exploring in ANWR. For Alaskans and Americans in the “lower 48” as well, developing oil projects in the ANWR would create thousands of jobs and bring new lease payments and royalties to state and federal coffers.

Use of company resources to prepare a special report on this subject is not prudent because the relevant information is already available. Proponents and other stockholders desiring to learn more about ANWR and environmentally responsible energy development may refer to Environmental Benefits of Advanced Oil & Gas Exploration and Production Technology on the U.S. Department of Energy web site at www.fe.doe.gov; the U.S. Energy Information Administration report on the large potential oil reserves of ANWR at www.eia.doe.gov/; or the organization Arctic Power report of developing ANWR oil and gas at www.anwr.org/.

Your Board is confident that oil and gas development in the ANWR Coastal Plain can be conducted safely and without undue harm to the environment. Maximizing domestic energy production will help meet the country’s energy needs, protect America’s quality of life and support economic growth.

Your Board recommends that you vote AGAINST this proposal.

STOCKHOLDER PROPOSALS (Continued)

STOCKHOLDER PROPOSAL TO SUBMIT THE RIGHTS PLAN TO A STOCKHOLDER VOTE

(Item 7 on the proxy form)

Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future. Currently our board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:

     1) At any time
     2) In a short period of time
     3) Without shareholder approval

Negative Effects of Poison Pills on Shareholder Value

A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

Source: Office of the Chief Economist, Securities and Exchange Commission, The Effect of Poison Pills on the Wealth of Target Shareholders, October 23, 1986.

Additional Support for this Proposal Topic

•	Pills adversely affect shareholder value.

Power and Accountability Nell Minow and Robert Monks Source: www.thecorporatelibrary.com/power

•	The Council of Institutional Investors www.cii.org/ciicentral/policies.htm & www.cii.org recommends shareholder approval of all poison pills.

Institutional Investor Support for Shareholder Vote

Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in our directors who could focus on narrow interests at the expense of the vast majority of shareholders.

Institutional Investor Support Is High-Caliber Support

This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000 (Percentage based on yes-no votes).

Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

Shareholder Vote Precedent Set by Other Companies

In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

68% Vote at a Major Company

This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of the BNI proposal, which has further information

STOCKHOLDER PROPOSALS (Continued)

on poison pills, is available at The Corporate Library website:

     www.thecorporatelibrary.com

     At this URL page:

http://asp.thecorporatelibrary.net/proposals/ FullText.asp?Company ID=10563& Resolution ID=515&Proxy Season=2001

In the interest of

shareholder value vote yes:

SHAREHOLDER VOTE ON POISON PILLS

YES ON 7

YOUR BOARD’S RECOMMENDATION AGAINST THE PROPOSAL TO SUBMIT THE RIGHTS PLAN TO A STOCKHOLDER VOTE

Your Board has adopted and maintained a stockholder rights plan because it believes, based on its collective experience and the advice of outside experts, that the plan protects your interests. A rights plan is integral to the Board’s ability to fulfill its duties to stockholders, and decisions concerning rights plans properly belong to the Board of Directors. Your Board recommends that you vote AGAINST this proposal.

Stockholder rights plans were developed in the 1980s to counter a wide range of coercive tactics that had become common in hostile takeovers. A key function of a rights plan is to encourage bidders to negotiate with the Board of the target company, resulting in better offers for all stockholders. Rights plans give boards time to evaluate offers, investigate alternatives, and take steps necessary to maximize value for all stockholders.

The current plan is very similar to Chevron’s former stockholder rights plan. Your Board is firmly convinced that the former plan was critical in protecting the interests of Chevron stockholders during the Pennzoil stock accumulation in 1989. The stockholder rights plan in place then allowed the Board sufficient time and opportunity to protect the interests of the other stockholders by forestalling Pennzoil from acquiring more than 10% of Chevron’s outstanding shares. This, in turn, induced Pennzoil to enter into negotiations with the Board, which led to a highly desirable business outcome for Chevron and its stockholders.

The Board believes the best available evidence supports its conclusion that stockholder rights plans provide value to stockholders. A study analyzing takeover data from 1992 to 1996 revealed that premiums paid to acquire target companies with stockholder rights plans were, on average, eight percent higher than premiums paid for target companies that did not have rights plans. The study estimated that rights plans contributed an additional $13 billion in stockholder value during the study period, and that the stockholders of the acquired companies without rights plans gave up $14.5 billion in potential premiums.

The Board recognizes that a stockholder rights plan is a powerful tool. Since 1998 it has mandated that a committee of experienced independent Directors evaluate the plan at least once every three years to determine if it is still wise to have the plan. Such evaluation provisions are still relatively rare but the Board believes that a rights plan should be carefully scrutinized on a regular basis. In 2001, the committee of independent Board members reviewed the plan and found that it “continues to be in the best interests of the corporation and its stockholders.”

STOCKHOLDER PROPOSALS (Concluded)

In addition to the periodic review, Company policy and legal requirements also contribute to ensuring that stockholders’ interests are paramount. Your Board of Directors is required to act in a manner it believes serves your best interests. The entire Board continues to be elected by you on an annual basis and each member therefore remains fully accountable for all decisions they make, including any use of the stockholder rights plan.

Your Board believes that the stockholder rights plan protects your interest as stockholders. In addition, the Board believes that decisions concerning the rights plan properly belong to it and that it would be unwise to restrict future boards from taking actions they believe protect your interests.

For these reasons, your Board recommends that you vote AGAINST this proposal.

SUBMISSION OF FUTURE STOCKHOLDER

PROPOSALS

ChevronTexaco’s Restated Certificate of Incorporation precludes taking actions on any proposal that is not included in the proxy statement unless the Board decides to waive the restriction.

If a stockholder wishes to present a proposal for action at the Annual Meeting of Stockholders in 2003, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than November 21, 2002. Proposals we receive after that date will not be included in the proxy statement or acted upon at the 2003 Annual Meeting. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

or through the Commission’s Internet site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

ChevronTexaco prints qualifying proposals in the proxy statement in the form that we receive them. We will promptly provide the name, address and share ownership of the stockholder submitting a qualifying proposal upon a stockholder’s oral or written request to do so.

OTHER MATTERS

Your Board does not know of any other matter that will be presented for consideration at the 2002 Annual Meeting. If any other matter does properly come before the 2002 Annual Meeting, the proxy holders will vote on it as they think best unless you direct otherwise in your proxy instruction.

INFORMATION ABOUT THE MEETING

We will hold the Annual Meeting in the Building A Auditorium in ChevronTexaco Park, San Ramon, California.

Stockholders must present a ticket and display some form of personal identification to be admitted to the Annual Meeting. Your admission ticket is the detachable portion of your proxy form.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, your ticket is the copy of your latest account statement showing your ChevronTexaco stock balance. Please present your account statement in the registration area at the Annual Meeting.

We will have headsets available at the Annual Meeting for stockholders with impaired hearing. If you require other special accommodations at the Annual Meeting due to a disability, please identify your specific need in writing to the Corporate Secretary, ChevronTexaco Corporation, 575 Market Street, 38th Floor San Francisco, CA 94105 by April 22, 2002.

Directions to ChevronTexaco Park

APPENDIX A: MANAGEMENT INCENTIVE PLAN

MANAGEMENT INCENTIVE PLAN OF CHEVRONTEXACO CORPORATION

As Amended Effective October 9, 2001

1.	Purpose.

The purpose of the Management Incentive Plan of ChevronTexaco Corporation is to obtain, develop and retain able management personnel, stimulate constructive and imaginative thinking, and contribute to the growth and profits of the Corporation.

2.	Effective Date.

The Plan was adopted effective January 1, 1966 and approved by the Corporation’s stockholders at the Annual Meeting on May 5, 1966. The Plan was revised to read as set forth herein effective January 1, 1980, subject to approval by the Corporation’s stockholders at the Annual Meeting held on May 6, 1980.

3.	Awards Under the Plan.

Awards under the Plan shall be made in the sole discretion of the Committee. After the close of an Award Year, the Committee shall determine the dollar amount of the award to be made to each Eligible Employee whom the Committee selects to be an award recipient for that Award Year; provided, however, that the award amount for the chief executive officer and the next four highest compensated officers of the corporation shall be subject to the following limitations:

A.	0.5% of the Corporation’s “Annual Income” shall be set aside for awards to such officers. For this purpose, “Annual Income” shall mean reported earnings before special items and accounting changes.

B.	The maximum awards to the following officers shall equal the indicated percentage of the aggregate fund set forth in A above, determined pursuant to the following schedule:

Officer	Percentage

CEO	40%

Second and third highest compensated officers	20% each

Fourth and fifth highest compensated officers	10% each

Total	100%

C.	The Committee in its sole discretion may reduce the award otherwise payable to any such officer as determined above, but in no event may any such reduction result in an increase of the award payable to any other participant, including but not limited to any other such officer.

The foregoing notwithstanding, following a “change in control” of the Corporation, as defined in Article VI of the bylaws of the Corporation, as such bylaws may be amended from time to time (a “Change in Control”), neither the Committee nor any other entity or individual(s) shall have the discretion to make awards under the Plan. Rather, for the calendar year in which the Change in Control occurs and, if payment of awards for the calendar year prior to the year in which the Change of Control occurs has not been completed as of the date of the Change in Control, that prior calendar year, each Eligible Employee shall be entitled to receive an award in an amount not less than that Eligible Employee’s target bonus, as determined pursuant to the Committee’s established procedures prior to the Change in Control. For any Eligible Employee whose employment terminates other than on the last day of a calendar year, the award determined pursuant to the preceding sentence for the year in which such termination occurs shall be prorated on the basis of the number of weeks elapsed in the calendar year to the date of such termination of employment.

APPENDIX A: MANAGEMENT INCENTIVE PLAN

4.	Management Compensation Committee.

The Management Compensation Committee of the Board of Directors of ChevronTexaco Corporation will administer the Plan. If any member of the Committee does not qualify as an “outside director” for purposes of section 162(m) of the Internal Revenue Code of 1986, as amended, awards under the Plan for the chief executive officer and the four most highly compensated officers of the Corporation (other than the chief executive officer) shall be administered by a subcommittee of the Board consisting of each Committee member who qualifies as an “outside director.” If fewer than two Committee members qualify as an “outside director,” the Board shall appoint one or more other members to such subcommittee who do qualify as “outside directors” so that it will at all times consist of at least two members who qualify as an “outside director” for purposes of section 162(m) of the Code.

Decisions and determinations as to the number and identity of participants, as to the form and amount of awards and as to any other matters relating to awards made under the Plan, shall rest with the Committee. The Corporation management will make recommendations to the Committee, but the Committee will not be bound by such recommendations and will make its own final determinations.

Within 30 days after the occurrence of a Change in Control, the Committee shall appoint an independent organization which shall thereafter administer the Plan and have all of the powers and duties formerly held and exercised by the Committee with respect to the Plan. Upon such appointment, the Committee shall cease to have any responsibility with respect to the administration of the Plan.

5.	Eligibility for Management Incentive Awards.

Regular salaried employees including directors, officers, and other individuals serving in important executive, administrative, professional or technical capacities, as determined by the Committee, who have been on the payroll of the Corporation or the payroll of a participating affiliate at any time during the year, shall be eligible for participation in the Plan. As used herein, the term “participating affiliate” shall mean any corporation in which the Corporation holds directly or indirectly more than 50% of the voting securities and whose financial accounts are consolidated with those of the Corporation in the financial statement included in the Annual Report to Stockholders.

6.	Form, Amount, Time and Conditions of Awards.

(a)	Form. Awards may be made in any of the following forms or in any combination of forms as determined by the Committee:

(i)	Units representing shares of Common Stock of the Corporation, together with dividend equivalents, as described in Section 7 (“stock units”);

(ii)	Cash, including cash measured by stock units or any other investment performance measurement selected by the Committee from time to time; or

(iii)	Shares of Common Stock of the Corporation.

In the case of awards in stock units or cash measured by stock units, the number of units shall be adjusted for any stock splits, stock dividends, or other relevant changes in capitalization occurring after the date of award.

APPENDIX A: MANAGEMENT INCENTIVE PLAN

(b)	Amount. The amount of each award shall be determined by the Committee.

(c)	Time and Conditions. Any award may be paid in a lump sum in the year in which the award is made or in a series of annual installments, or such awards may be deferred until retirement, death or disability, and then paid in a lump sum or installments, all as the Committee shall determine. The Committee in its discretion may determine that interest (at such rate as may be selected by the Committee) shall be credited to and paid at the same time and in the same manner as a deferred award. Any award and the payment thereof may be made subject to such forfeiture and other conditions for such period of time as the Committee shall determine. Any award which becomes payable after the recipient’s death shall be delivered or distributed to the award recipient’s Beneficiary or Beneficiaries. Each recipient of an award under the Plan may designate on the prescribed form filed with the Committee one or more Beneficiaries. An award recipient may change such designation at any time by filing the prescribed form with the Committee. If a Beneficiary has not been designated or no designated Beneficiary survives the award recipient, any award which becomes payable after the award recipient’s death will be made to the award recipient’s Surviving Spouse as Beneficiary if such Spouse is still living or, if not living, in equal shares to the then living children of the award recipient as Beneficiaries or, if none, to the award recipient’s estate as Beneficiary. The Committee, at its sole discretion, shall determine the form and time of any distribution(s) to an award recipient’s Beneficiary or Beneficiaries.

In addition to any forfeiture condition established by the Committee with respect to any award, until any award granted under the Plan (or a portion thereof) is delivered or distributed, such award (or such portion) shall be forfeited under the following circumstances:

(i)	The participant is dismissed for cause or otherwise ceases to be an employee of the Corporation or a participating affiliate at a time when cause for dismissal exists; or

(ii)	The participant, before or after the termination of his or her employment as an Employee, engages in any activity which, in the Committee’s opinion, is prejudicial to the interests of the Corporation or any participating affiliate; or

(iii)	The participant is indebted to the Corporation or any participating affiliate at the time when the participant becomes entitled to payment of an award under the Plan following termination of employment with the Corporation or any participating affiliate.

In such case, the payment, to the extent that the amount thereof (determined as of the date payment is scheduled to be made) does not exceed such indebtedness, shall be forfeited and the participant’s indebtedness to the Corporation or participating affiliate shall be extinguished to the extent of such forfeiture.

The Committee may cancel the payment of all or any part of an award under the Plan if the Committee determines that the payment of such award or part thereof would violate any mandatory wage controls in effect at the time payment would otherwise be made.

APPENDIX A: MANAGEMENT INCENTIVE PLAN

7.	Dividend Equivalents.

The Committee may determine that any stock unit awarded (or a cash award measured by stock units) will carry with it until paid a dividend equivalent which will entitle the holder to receive payments from the Corporation equal to the cash dividends paid on one share of Common Stock of the Corporation during the periods from the time of the award of the stock units to the time the shares are delivered to the participant (or the cash award is paid). Payment of dividend equivalents may be made in cash or stock and at such time or times as determined by the Committee. Dividend equivalents shall be subject to the same forfeiture and other provisions as the related stock unit.

8.	Administration, Amendment and Termination of the Plan.

The Management Compensation Committee shall have the power and authority to interpret and administer the Plan. The Board of Directors may, at any time, alter, amend or terminate the Plan; provided, however, that no alteration, amendment or termination approved by the Board of Directors after six months prior to the public announcement of the proposed transaction which, when effected, is a Change in Control or before the date which is two years after the date of a Change in Control (the “Benefit Protection Period”) shall be valid or effective if such alteration, amendment or termination would alter the provisions of this Section 8 or adversely affect the amount of a participant’s award under the Plan, whether or not the participant’s employment had terminated at the time the alteration, amendment or termination was approved; provided, however, any alteration, amendment or termination may be effected, even if so approved after such a public announcement, if (a) the alteration, amendment or termination is approved after any plans have been abandoned to effect the transaction which, if effected, would have constituted a Change in Control and the event which would have constituted the Change in Control has not occurred, and (b) within a period of six months after such approval, no other event constituting a Change in Control shall have occurred, and no public announcement of a proposed event which would constitute a Change in Control shall have been made, unless thereafter any plans to effect the Change in Control have been abandoned and the event which would have constituted the Change in Control has not occurred. Any alteration, amendment or termination of the Plan which is approved by the Board of Directors prior to a Change in Control at the request of a third party who effectuates a Change in Control shall be deemed to be an alteration, amendment or termination approved during the Benefit Protection Period.

The Committee is authorized in its sole discretion to establish a grantor trust for the purpose of providing security for the payment of Awards under the Plan; provided, however, that no Participant shall be considered to have a beneficial ownership interest (or any other sort of interest) in any specific asset of the Corporation or of its subsidiaries or affiliates as a result of the creation of such trust or the transfer of funds or other property to such trust.

9. Assignability.

Except as otherwise determined by the Committee, a participant’s award, the interest, if any, of a participant’s beneficiary and (during the period, shares of Common Stock of the Corporation awarded under the Plan are subject to forfeiture conditions) such shares may not be assigned, either by voluntary or involuntary assignment or by operation of law, including, but without limitation, garnishment, attachment or other creditor’s process and any act in violation hereof shall be void.

APPENDIX B: LONG-TERM INCENTIVE PLAN

CHEVRONTEXACO CORPORATION LONG-TERM INCENTIVE PLAN

(Including March 27, 2002 Amendments)

 1. PURPOSE.

The purpose of the ChevronTexaco Corporation Long-Term Incentive Plan is to promote and advance the interests of ChevronTexaco Corporation and its stockholders by strengthening the ability of the Corporation and its Subsidiaries to attract, motivate and retain managerial and other key employees, and to strengthen the mutuality of interests between such employees and the Corporation’s stockholders. The Plan replaces the Management Contingent Incentive Plan. Certain capitalized terms used in the Plan have the meaning set forth in Section 2.

 2. DEFINITIONS.

For purposes of the Plan, the following terms shall have the meanings set forth below:

(a)	“Award” or “Awards” means a grant of a Stock Option, Restricted Stock, a Stock Appreciation Right, an Other Share-Based Award or a Nonstock Award under the Plan.

(b)	“Board” means the Board of Directors of the Corporation.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the committee appointed by the Board to administer the Plan as provided in Section 3.

(e)	“Common Stock” means the $1.50 par value common stock of the Corporation or any security of the Corporation identified by the Committee as having been issued in substitution, exchange or lieu thereof.

(f)	“Corporation” means ChevronTexaco Corporation, a Delaware corporation, or any successor corporation.

(g)	“Disability” means that because of an injury or sickness the Participant is unable to perform any occupation for which the Participant is qualified or may reasonably become qualified by reason of education, training, or experience, whether or not a job involving such occupation is available within the Corporation.

(h)	“Employee” means any individual who is a salaried employee on the payroll of the Corporation or any Subsidiary.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

(j)	“Fair Market Value” of a Share as of a specified date means the price per share at which Shares were traded at the close of business on such date as reported in the New York Stock Exchange composite transactions published in the Western Edition of the Wall Street Journal or, if no trading of Common Stock is reported for that day, the next preceding day on which trading was reported.

(k)	“Incentive Stock Option” means any Stock Option granted pursuant to the Plan that is intended to be and is specifically designated as an “Incentive Stock Option” within the meaning of section 422A of the Code.

(l)	“Nonstatutory Stock Option” means any Stock Option granted pursuant to the provisions of the Plan that is not an Incentive Stock Option.

(m)	“Nonstock Award” means an Award under the Plan the amount, value

APPENDIX B: LONG-TERM INCENTIVE PLAN

and denomination of which is not determined with reference to, or expressed in, Shares. “Nonstock Award Agreement” means the agreement between the Corporation and the recipient of a Nonstock Award that contains the terms and conditions pertaining to the Nonstock Award.

(n)	“Optionee” means an Employee who has received the grant of a Stock Option.

(o)	“Other Share-Based Award” means an Award granted pursuant to Section 8 of the Plan. “Other
Share-Based Award Agreement” means the agreement between the Corporation and the recipient of an Other Share-Based Award that contains the terms and conditions pertaining to the Other Share-Based Award.

(p)	“Participant” means an Employee who is granted an Award under the Plan.

(q)	“Plan” means the ChevronTexaco Corporation Long-Term Incentive Plan, as amended from time to time.

(r)	“Restricted Stock Award” means an Award granted pursuant to the provisions of Section 7 of the Plan. “Restricted Stock” means Shares granted pursuant to Section 7 of the Plan. “Restricted Stock Agreement” means the agreement between the Corporation and the recipient of Restricted Stock that contains the terms, conditions and restrictions pertaining to such Restricted Stock.

(s)	“Rules” means regulations and rules adopted from time to time by the Committee.

(t)	“Share” means one share of Common Stock, adjusted in accordance with Section 10 (if applicable).

(u)	“Stock Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to Section 6 of the Plan. “Stock Option Agreement” means the agreement between the Corporation and the Optionee that contains the terms and conditions pertaining to a Stock Option.

(v)	“Subsidiary” means any corporation or entity in which the Corporation directly or indirectly controls more than 50% of the total voting power of all classes of its stock having voting power and which the Board has designated as a Subsidiary for purposes of the Plan.

    In addition, the terms “Rule 16b-3” and “Restriction Period” have the meanings set forth below in Sections 3(a) and 7(b) respectively.

 3. ADMINISTRATION.

(a)	Composition of the Committee.

The Plan shall be administered by a Committee appointed by the Board, consisting of not less than a sufficient number of non-employee directors so as to qualify the Committee to administer the Plan as contemplated by Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act, or any successor or replacement rule adopted by the Commission (“Rule 16b-3”). The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Board shall appoint one of the members of the Committee as Chairman. The term “non-employee directors” shall be interpreted pursuant to Rule 16b-3. The Management Compensation Committee of the Board shall serve as the Committee. The Board may at any time replace the Management

APPENDIX B: LONG-TERM INCENTIVE PLAN

Compensation Committee with another Committee. In the event that the Management Compensation Committee shall cease to satisfy the requirements of Rule 16b-3, the Board shall appoint another Committee that shall satisfy such requirements. If any member of the Committee does not qualify as an “outside director” for purposes of section 162(m) of the Code, Awards under the Plan for the chief executive officer and the four most highly compensated officers of the Corporation (other than the chief executive officer) shall be administered by a subcommittee of the Board consisting of each Committee member who qualifies as an “outside director.” If fewer than two Committee members qualify as an “outside director,” the Board shall appoint one or more other members to such subcommittee who do qualify as “outside directors” so that it will at all times consist of at least two members who qualify as an “outside director” for purposes of section 162(m) of the Code.

(b)	Actions by the Committee.

The Committee shall hold meetings at such times and places as it may determine. Acts approved by a majority of the members of the Committee present at a meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

(c)	Powers of the Committee.

The Committee shall have the authority to administer the Plan in its sole discretion. To this end, the Committee is authorized to construe and interpret the Plan, to promulgate, amend and rescind Rules relating to the implementation of the Plan and to make all other determinations necessary or advisable for the administration of the Plan, including the selection of Employees who shall be granted Awards, the number of Shares or Share equivalents to be subject to each Award, the Award price, if any, the vesting or duration of Awards, the designation of Stock Options as Incentive Stock Options or Nonstatutory Stock Options, other terms and conditions of Awards and the disposition of Awards in the event of a Participant’s divorce or dissolution of marriage. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards to persons subject to Section 16 of the Exchange Act. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive and binding upon all persons participating in the Plan and any person validly claiming under or through persons participating in the Plan.

(d)	Liability of Committee Members.

No member of the Board or the Committee will be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan or any Award under it.

(e)	Administration of the Plan Following a Change in Control.

Within 30 days after the occurrence of a “change of control” of the Corporation as defined in Article VI of the bylaws of the Corporation, as such bylaws may be amended from

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time to time (a “Change in Control”), the Committee shall appoint an independent organization which shall thereafter administer the Plan and have all of the powers and duties formerly held and exercised by the Committee with respect to the Plan as provided in Section 3(c). Upon such appointment, the Committee shall cease to have any responsibility with respect to the administration of the Plan.

4.	DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN.

(a)	Duration of the Plan.

The Plan was adopted by the Board on January 24, 1990, to be effective upon the date it is approved by the stockholders of the Corporation. The Plan shall remain in effect until terminated by the Board.

(b)	Shares Subject to the Plan.

The maximum number of Shares for which Awards may be granted under the Plan in each calendar year during any part of which the Plan is in effect shall be one percent (1%) of the total issued and outstanding Shares as of January 1 of such year; provided, however, that for the first ten years in which the Plan is in effect, no more than ten million (10,000,000) Shares shall be cumulatively available for the issuance of Shares upon the exercise of Incentive Stock Options under the Plan. The limitations set forth in this Section 4(b) shall be subject to adjustment as provided in Section 10.

(c)	Accounting for Numbers of Shares.

For the purpose of computing the total number of Shares available for Awards under the Plan in a calendar year there shall be counted against the limitation for the current calendar year the number of Shares issued or subject to issuance upon exercise or settlement of Stock Options (whether or not granted in conjunction with a stock appreciation right) and Restricted Stock Awards granted in that calendar year and the number of Shares that equals the value of Other Share-Based Awards and Nonstock Awards granted in that calendar year, determined as of the dates on which such Awards are granted. For this purpose, Nonstock Awards shall be converted into Shares by dividing the cash value (or target cash value, in the case of an Award with a fluctuating value) of the Nonstock Award by the Fair Market Value on the date of grant of such Award. In the case of a stock appreciation right not granted in connection with a Stock Option, the full number of underlying Shares shall be counted against the limitation. Dividends paid, dividend equivalents granted and interest or other amounts credited with respect to any Award outstanding under the Plan shall not be taken into consideration in applying the Plan limitation.

(d)	Source of Stock Issued Under the Plan.

Common Stock issued under the Plan may be either authorized and unissued Shares or issued Shares that have been reacquired by the Corporation, as determined in the sole discretion of the Committee. No fractional Shares of Common Stock shall be issued under the Plan.

5.	PERSONS ELIGIBLE FOR AWARDS; LIMITS ON INDIVIDUAL AWARDS.

Persons eligible for Awards under the Plan shall consist of managerial and other key Employees (including officers, whether or not they are directors) of the Corporation and its Subsidiaries who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Committee, would benefit the future success of the Corporation. A Participant may receive

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more than one Award, including Awards of the same type subject to the restrictions of the Plan.

The following limits shall apply to grants of Awards under the Plan:

(a)	Stock Options, Restricted Stock and Other Share-Based Awards: The aggregate number of Shares that may be granted in the form of Stock Options, Restricted Stock and Other Share-Based Awards in any one calendar year to any Participant shall not exceed 0.15% of the Shares outstanding on December 31, 2001. This limitation shall be subject to adjustment as provided in Section 10.

(b)	Nonstock Awards: The value of all Nonstock Awards granted in any single calendar year to any Participant shall not exceed $1 million. For this purpose, the value of a Nonstock Award shall be determined on the date of grant without regard to any conditions imposed on the Nonstock Award.

6.	STOCK OPTIONS.

Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonstatutory Stock Options and shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee in its sole discretion shall deem desirable:

(a)	Awards of Stock Options.

Subject to the terms of the Plan the Committee shall have complete authority in its sole discretion to determine the persons to whom and the time or times at which grants of Stock Options will be made. The terms of each Stock Option shall be set forth in a Stock Agreement, which shall contain such provisions not inconsistent with the terms of the Plan, including, without limitation, restrictions upon the exercise of the Stock Option or restrictions on the transferability of Shares issued upon the exercise of a Stock Option, as the Committee shall deem advisable in its sole discretion. Stock Options may be granted alone, in addition to, or in tandem with other Awards under the Plan.

(b)	Number of Shares.

Each Stock Option shall state the number of Shares to which it pertains and shall provide for the adjustment thereof in accordance with the provisions of Section 10. No fractional Shares will be issued pursuant to the exercise of a Stock Option.

(c)	Exercise Price.

Each Stock Option shall state the price per Share, determined by the Committee in its sole discretion, at which the Stock Option may be exercised; provided, however, that in the case of an Incentive Stock Option the exercise price shall not be less than the Fair Market Value of a Share on the date of grant; and provided that in the case of a Nonstatutory Stock Option the exercise price shall not be less than fifty percent (50%) of the Fair Market Value of a Share on the date of grant.

(d)	Method of Payment.

A Stock Option may be exercised, in whole or in part, by giving notice of exercise in the manner prescribed by the Corporation specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash or, if acceptable to the Committee in its sole discretion, and in accordance with its Rules, (i) in Shares already owned by the Participant (including, without limitation, by attestation to the ownership of such Shares) or (ii) by

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the withholding and surrender of the Shares subject to the Stock Option. The Committee in its sole discretion, and in accordance with its Rules, may also permit payment to be made by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker approved by the Committee to sell Shares and to deliver all or part of the sales proceeds to the Corporation in payment of all or part of the purchase price and any withholding taxes. The Committee in its sole discretion, and in accordance with its Rules, may also permit payment to be made by the delivery (on a form prescribed by the Committee) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Committee as security for a loan and to deliver all or part of the loan proceeds to the Corporation in payment of all or part of the purchase price and any withholding taxes. Payment may also be made in any other form approved by the Committee, consistent with applicable law, regulations and rules.

(e)	Term and Exercise of Stock Options; Nontransferability of Stock Options.

Each Stock Option shall state the time or times when it becomes exercisable and the time or times when any stock appreciation right granted with it may be exercised, which shall be determined by the Committee in its sole discretion. No Stock Option shall be exercisable before six (6) months have elapsed from the date it is granted (except in the case of death or Disability) and no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it is granted. Except as otherwise provided in the Rules or in a Stock Option Agreement, during the lifetime of the Optionee, the Stock Option shall be exercisable only by the Optionee and shall not be assignable or transferable. In the event of the Optionee’s death, no Incentive Stock Option shall be transferable by the Optionee otherwise than by will or the laws of descent and distribution. In the event of the Optionee’s death, any Nonstatutory Stock Option shall be transferred to the beneficiary designated by the Optionee for this purpose pursuant to procedures adopted by the Committee.

(f)	Termination of Employment.

Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Stock Option following termination of the Optionee’s employment with the Corporation and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Stock Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

(g)	Rights as a Stockholder.

An Optionee or a transferee of an Optionee shall have no rights as a stockholder with respect to any Shares covered by his or her Stock Option until the earlier of the date such interest is recorded as a book entry on the records of the Corporation or the date of issuance of a stock certificate for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 10.

(h)	Stock Appreciation Rights.

In connection with the grant of any Stock Option pursuant to the Plan, the Committee, in its sole discretion, may also grant a stock appreciation right

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pursuant to which the Optionee shall have the right to surrender all or part of the unexercised portion of such Stock Option, exercise the stock appreciation right, and thereby obtain payment of an amount equal to (or less than, if the Committee shall so determine in its sole discretion at the time of grant) the difference obtained by subtracting the aggregate exercise price of the Shares subject to the Stock Option (or the portion thereof) so surrendered from the Fair Market Value of such Shares on the date of such surrender. The exercise of such stock appreciation right shall be subject to such limitations (including, but not limited to, limitations as to time and amount) as the Committee shall deem appropriate. The payment of a stock appreciation right may be made in Shares (determined with reference to its Fair Market Value on the date of exercise), or in cash, or partly in cash and in Shares, as determined in the sole discretion of the Committee. In the event of the exercise of a stock appreciation right, the underlying Stock Option will be deemed to have been exercised for all purposes under the Plan, including Section 4.

7.	RESTRICTED STOCK.

Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee in its sole discretion shall deem desirable.

(a)	Restricted Stock Awards.

Subject to the provisions of the Plan, the Committee shall have complete authority in its sole discretion to determine the persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of Shares of Restricted Stock to be awarded, the price (if any) to be paid by the recipient of Restricted Stock, the time or times within which such Awards may be subject to forfeiture, and all other terms and conditions of the Awards. Any price that the recipient shall be required to pay shall be either (i) not less than 50% of the Fair Market Value of the Shares on the date the award is made or (ii) the amount required to be received by the Corporation in order to assure compliance with applicable state law. The Committee may condition the grant of a Restricted Stock Award upon the attainment of specified performance goals (such as earnings per share, total shareholder return or return on capital employed) or such other factors as the Committee may determine, in its sole discretion. Restricted Stock Awards may be granted alone, in addition to or in tandem with other Awards under the Plan.

The terms of each Restricted Stock Award shall be set forth in a Restricted Stock Agreement between the Corporation and the Employee, which Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award. Each Participant receiving a Restricted Stock Award shall be issued a stock certificate in respect of such Shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. The Committee shall require that stock certificates evidencing such Shares be held by the Corporation until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Award, the Participant shall have delivered to the Corporation a stock power, endorsed in blank, relating to the stock covered by such Award.

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(b)	Restrictions and Conditions.

The Shares of Restricted Stock awarded pursuant to this Section 7 shall be subject to the following terms, conditions and restrictions:

(i)	The Committee in its sole discretion shall specify the terms, conditions and restrictions under which Shares of Restricted Stock shall vest or be forfeited. These terms, conditions and restrictions must include continued employment with the Corporation for at least six (6) months except in the case of death or Disability, and may include continued employment with the Corporation or a Subsidiary for a specified period of time, termination of the Employee’s employment for specified reasons such as death or Disability prior to the completion of the specified period, or the attainment of certain performance objectives. The period of time commencing with the date of such Award and ending on the date on which all Shares of Restricted Stock in such Award either vest or are forfeited shall be known as the “Restriction Period”. With respect to the Restricted Stock during the Restriction Period the Committee, in its sole discretion, may provide for the lapse of any such term, condition or restriction in installments and may accelerate or waive such term, condition or restriction in whole or in part, based on service, performance, and/or such other factors or criteria as the Committee may determine in its sole discretion. Except as otherwise provided in the Rules or in a Restricted Stock Agreement, during the Restriction Period the Participant shall not be permitted to sell, transfer, pledge, assign or encumber Shares of Restricted Stock awarded under the Plan.

(ii)	Except as provided in this paragraph (ii) and paragraph (i) above, the Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Corporation, including the right to vote the Shares and the right to receive any cash or stock dividends. The Committee, in its sole discretion, as determined at the time of Award, may provide that the payment of cash dividends shall or may be deferred. Any deferred cash dividends may be reinvested as the Committee shall determine in its sole discretion, including reinvestment in additional Shares of Restricted Stock. Stock dividends issued with respect to Restricted Stock shall be Restricted Stock and will be subject to the same terms, conditions and restrictions that apply to the Shares with respect to which such dividends are issued. Any additional shares of Restricted Stock issued with respect to cash or stock dividends shall not be counted against the maximum number of shares for which awards may be granted under the Plan in each calendar year as set forth in Section 4.

(iii)	If and when the Restriction Period applicable to Shares of Restricted Stock expires without a prior forfeiture of the Restricted Stock, certificates for an appropriate number of unrestricted Shares shall be delivered promptly to the Participant, and the certificates for the Shares of Restricted Stock shall be canceled.

APPENDIX B: LONG-TERM INCENTIVE PLAN

 8. OTHER SHARE-BASED AWARDS.

(a)	Grants.

Other Share-Based Awards may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Any such Awards are to be bonus awards, issued for no consideration other than services rendered or to be rendered. The Committee may condition the grant of an Other Share-Based Award upon the attainment of specified performance goals (such as earnings per share, total shareholder return or return on capital employed) or such other factors as the Committee may determine, in its sole discretion. Awards under this Section 8 may include, but are not limited to, stock units, stock appreciation rights not granted in connection with the grant of any Stock Option pursuant to Section 6, dividend equivalents, the grant of Shares conditioned upon some specified event, the ownership for a specified period of time of Shares obtained through the exercise of a Stock Option or the lapse of restrictions on Restricted Stock, the payment of cash based upon the performance of the Shares or the grant of securities convertible into Shares.

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which Other Share-Based Awards shall be made, the number of Shares or other securities, if any, to be granted pursuant to Other Share-Based Awards, and all other conditions of the Other Share-Based Awards. In making an Other Share-Based Award, the Committee may determine that the recipient of an Other Share-Based Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Shares or other securities covered by the Award, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. The terms of any Other Share-Based Award shall be set forth in an Other Share-Based Award Agreement between the Corporation and the Employee, which Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.

(b)	Terms and Conditions.

In addition to the terms and conditions specified in the Other Share-Based Award Agreement, Other Share-Based Awards made pursuant to this Section 8 shall be subject to the following:

(i)	Except as otherwise provided in the Rules or in an Other Share-Based Award Agreement, any Other Share-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued or the Award becomes payable, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(ii)	The Other Share-Based Award Agreement shall contain provisions dealing with the disposition of such Award in the event of a termination of the Employee’s employment prior to the exercise, realization or payment of such Award.

APPENDIX B: LONG-TERM INCENTIVE PLAN

 9. NONSTOCK AWARDS.

(a)	Grants.

Nonstock Awards may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Any such Awards are to be bonus awards, issued for no consideration other than services rendered or to be rendered. Awards under this Section 9 may take any form that the Committee in its sole discretion shall determine.

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which Nonstock Awards shall be made, the amount of any Nonstock Award and all other conditions of the Nonstock Awards. The Committee may condition the grant of a Nonstock Award upon the attainment of specified performance goals (such as earnings per share, total shareholder return or return on capital employed) or such other factors as the Committee may determine, in its sole discretion. The terms of any Nonstock Award shall be set forth in Nonstock Award Agreement between the Corporation and the Employee, which Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.

(b)	Terms and Conditions.

In addition to the terms and conditions specified in the Nonstock Award Agreement, Nonstock Awards made pursuant to this Section 9 shall be subject to the following:

(i)	Except as otherwise provided in the Rules or in a Nonstock Award Agreement, any Nonstock Award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Award becomes payable, or, if later, the date on which the requirements of any applicable restriction, condition, performance goal or deferral period is met or lapses.

(ii)	The Nonstock Award Agreement shall contain provisions dealing with the disposition of such Award in the event of a termination of the Employee’s employment prior to the exercise, realization or payment of such Award.

10.	RECAPITALIZATION.

Subject to any required action by the stockholders, the number of Shares covered by the Plan as provided in Section 4, the number of Shares covered by or referred to in each outstanding Award (other than an Award of Restricted Stock that is outstanding at the time of the event described in this paragraph), and the Exercise Price of each outstanding Stock Option and any price required to be paid for Restricted Stock not yet outstanding at the time of the event described in this paragraph or Other Share-Based Award shall be proportionately adjusted for: (a) any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares, (b) the payment of a stock dividend (but only of Common Stock) or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Corporation, or (c) the declaration of a dividend payable in cash that has a material effect on the price of issued Shares.

Subject to any required action by the stockholders, if the Corporation shall be the surviving corporation in any merger, consolidation or other reorganization,

APPENDIX B: LONG-TERM INCENTIVE PLAN

each outstanding Award (other than an Award of Restricted Stock that is outstanding at such time) shall pertain and apply to the securities to which a holder of the number of Shares subject to the Award would have been entitled. In the event of a dissolution or liquidation of the corporation or a merger, consolidation or other reorganization in which the Corporation is not the surviving corporation, each outstanding Stock Option, each unvested Restricted Stock Award or Other Share-Based Award and each Nonstock Award shall be assumed by the surviving corporation and each Stock Option, unvested Restricted Stock Award and Other Share-Based Award shall pertain to a comparable number of shares in the surviving corporation, unless the terms of the agreement of merger, consolidation or reorganization call for the full vesting and cash out of such Awards.

In the event of a change in the Common Stock, which is limited to a change of all of the Corporation’s authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

The Committee may make appropriate adjustments in the number of Shares covered by the Plan and the price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of Corporation assets to stockholders.

To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Committee in its sole discretion, and its determination in that respect shall be final, binding and conclusive, provided that each Incentive Stock Option granted pursuant to the Plan shall not be adjusted in a manner that causes the Stock Option to fail to continue to qualify as an incentive stock option within the meaning of section 422A of the Code.

Except as expressly provided in this Section 10, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issuance by the Corporation of shares of stock of any class or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to the Stock Option.

The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

In the event that another corporation or business entity is acquired by the Corporation and the Corporation agrees to assume outstanding employee stock options, the aggregate number of Shares available for Awards under Section 4 shall be increased accordingly.

The Committee shall prescribe rules governing the adjustment of the number of shares covered by the Plan as provided in Section 4 and of awards outstanding under the Plan

APPENDIX B: LONG-TERM INCENTIVE PLAN

in the event that the preferred stock purchase rights issued pursuant to the Corporation’s stockholder rights plan or any successor rights plan detach from the Common Stock and become exercisable.

 11. SECURITIES LAW REQUIREMENTS.

No Shares shall be issued and no Stock Options shall become exercisable pursuant to the Plan unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Shares under the Securities Act of 1933 or perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) any other applicable provision of state or federal law has been satisfied.

12.	AMENDMENTS OF THE PLAN AND AWARDS.

(a)	Plan Amendments.

The Board may, insofar as permitted by law, from time to time, with respect to any Shares at the time not subject to Awards, suspend or discontinue the Plan or revise or amend it in any respect whatsoever. However, unless the Board specifically otherwise provides, any revision or amendment that would cause the Plan to fail to comply with Rule 16b-3 or any other requirement of applicable law or regulation if such amendment were not approved by the holders of the Common Stock of the Corporation shall not be effective unless and until the approval of the holders of Common Stock of the Corporation is obtained. The foregoing notwithstanding, no amendment, revision, suspension or discontinuation of the Plan (including any amendment to this Section 12) approved by the Board after six months prior to the public announcement of the proposed transaction which, when effected, is a Change in Control or before the date which is two years after the date of a Change in Control (the “Benefit Protection Period”) shall be valid or effective if such amendment, revision, suspension or discontinuation would alter the provisions of this Section 12 or adversely affect an Award outstanding under the Plan; provided, however, any amendment, revision, suspension or discontinuation may be effected, even if so approved after such a public announcement, if (a) the amendment or revision is approved after any plans have been abandoned to effect the transaction which, if effected, would have constituted a Change in Control and the event which would have constituted the Change in Control has not occurred, and (b) within a period of six months after such approval, no other event constituting a Change in Control shall have occurred, and no public announcement of a proposed event which would constitute a Change in Control shall have been made, unless thereafter any plans to effect the Change in Control have been abandoned and the event which would have constituted the Change in Control has not occurred. Any amendment, revision, suspension or discontinuation of the Plan which is approved by the Board prior to a Change in Control at the request of a third party who effectuates a Change in Control shall be deemed to be an amendment, revision, suspension or discontinuation of the Plan so approved during the Benefit Protection Period.

(b)	Amendments of Awards.

Subject to the terms and conditions and within the limitations of the Plan, the Committee may amend, cancel,

APPENDIX B: LONG-TERM INCENTIVE PLAN

modify, extend or renew outstanding Awards granted under the Plan, or accept the exchange of outstanding Awards (to the extent not theretofore exercised) for the granting of new Awards (at the same or a different price, if applicable) in substitution therefor.

(c)	Rights of Participant.

No amendment, suspension or termination of the Plan nor any amendment, cancellation or modification of any Award outstanding under it that would adversely affect the right of any Participant in an Award previously granted under the Plan will be effective without the written consent of the affected Participant.

 13. GENERAL PROVISIONS.

(a)	Application of Funds.

The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of a Stock Option or the grant of Restricted Stock will be used for general corporate purposes.

(b)	Employment Rights.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain employed by the Corporation or a Subsidiary. The Corporation and its Subsidiaries reserve the right to terminate the employment of any employee at any time and for any reason, which right is hereby reserved.

(c)	Stockholders’ Rights.

A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the earlier of the date such interest is recorded as a book entry on the records of the Corporation or the date of issuance of a stock certificate for such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued.

(d)	Creditors’ Rights.

A holder of an Other Share-Based Award or a Nonstock Award shall have no rights other than those of a general creditor of the Corporation. Other Share-Based Awards and Nonstock Awards shall represent unfunded and unsecured obligations of the Corporation, subject to the terms and conditions of the applicable Other Share-Based Award Agreement and of the Nonstock Award. Notwithstanding the foregoing, the Committee is authorized to arrange for the creation of one or more trusts to fund payments of Other Share-Based Awards or Nonstock Awards payable or to become payable under the Plan. In such case the rights of affected Participants shall be determined with reference to the terms of the applicable trust agreement pursuant to which the trust was created.

(e)	No Obligation to Exercise Stock Option.

The granting of a Stock Option shall impose no obligation upon the Optionee to exercise such Stock Option.

(f)	Deferral Elections.

The Committee may permit a Participant to elect to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise, the satisfaction of any requirements or

APPENDIX B: LONG-TERM INCENTIVE PLAN

goals or lapse of restrictions of an Award made under the Plan. Any such payment deferrals shall be governed by the terms of the ChevronTexaco Corporation Deferred Compensation Plan for Management Employees.

(g)	Withholding Taxes.

(i)	General.

To the extent required by applicable federal, state, local or foreign law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise by reason of such payment or distribution. The Corporation shall not be required to make such payment or distribution until such obligations are satisfied.

(ii)	Stock Withholding.

The Committee in its sole discretion may permit a Participant to satisfy all or part of his or her withholding tax obligations incident to the exercise of a Nonstatutory Stock Option or the vesting of Restricted Stock by having the Corporation withhold a portion of the Shares that otherwise would be issued to him or her. The payment of withholding taxes by surrendering Shares to the Corporation, if permitted by the Committee, shall be subject to such restrictions as the Committee may impose, including any restrictions required by rules of the Securities and Exchange Commission.

(h)	Other Corporation Benefit and Compensation Programs.

Payments and other benefits received by a Participant under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any country, state or political subdivision thereof and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Corporation or a Subsidiary unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that inclusion of an Award or portion of an Award is necessary to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards or payments under any Corporation or Subsidiary plans. The Plan notwithstanding, the Corporation or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward employees for their service with the Corporation and its Subsidiaries.

(i)	Costs of the Plan.

The costs and expenses of administering the Plan shall be borne by the Corporation.

(j)	Participant’s Beneficiary.

The Rules may provide that in the case of an Award that is not forfeitable by its terms upon the

APPENDIX B: LONG-TERM INCENTIVE PLAN

death of the Participant, the Participant may designate a beneficiary with respect to such Award in the event of death of a Participant. If such beneficiary is the executor or administrator of the estate of the Participant, any rights with respect to such Award may be transferred to the person or persons or entity (including a trust, if permitted under rules or procedures approved by the Committee) entitled thereto by bequest of or inheritance from the holder of such Award.

(k)	Awards in Foreign Countries.

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Corporation or its Subsidiaries may operate to assure the viability of the benefits of Awards made to Participants employed in such countries and to meet the intent of the Plan.

(l)	Severability.

The provisions of the Plan shall be deemed severable and the validity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(m)	Binding Effect of Plan.

The Plan shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns and the Corporation shall require any successor or assign to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. The term “the Corporation” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Corporation (including the Plan) whether by operation of law or otherwise.

(n)	No Waiver of Breach.

No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of the Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions of conditions at the same or at any prior or subsequent time.

(o)	Authority to Establish Grantor Trust.

The Committee is authorized in its sole discretion to establish a grantor trust for the purpose of providing security for the payment of Awards under the Plan; provided, however, that no Participant shall be considered to have a beneficial ownership interest (or any other sort of interest) in any specific asset of the Corporation or of its subsidiaries or affiliates as a result of the creation of such trust or the transfer of funds or other property to such trust.

 14. APPROVAL OF STOCKHOLDERS.

Adoption of the Plan shall be subject to approval by affirmative vote of the stockholders of the Corporation in accordance with applicable law.

CHEVRONTEXACO CORPORATION
575 MARKET STREET
SAN FRANCISCO, CA 94105

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2002. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2002. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL -

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to ChevronTexaco Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

VOTE VIA TELEPHONE OR INTERNET OR MAIL
24 Hours A Day, 7 Days a Week

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHVTEX	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHEVRONTEXACO CORPORATION

Your Board recommends FOR, and your proxy
holders will vote FOR, the election of the following
Directors, unless you direct otherwise:

1.	01) S. H. Armacost, 02) R. J. Eaton, 03) S. Ginn, 04) C. A. Hills, 05) F. G. Jenifer, 06) J. B. Johnston, 07) S. Nunn, O8) D. J. O’Reilly, 09) P. J. Robertson, 10) C. R. Shoemate, 11) F. A. Shrontz, 12) G. F. Tilton, 13) T. A. Vanderslice, 14) C. Ware and 15) J. A. Young	For All	Withhold All	For All Except	To withhold authority to vote mark “For All Except” and write the nominee’s number on the line below.

Your Board recommends FOR, and your proxy holders will vote FOR, the following, unless you direct otherwise:	For	Against	Abstain

2. Ratification of Accountants

3. Approval of Performance-Based Provisions of the Management Incentive Plan

4. Approval of Performance-Based Provisions of the Long-Term Incentive Plan

Your Board recommends AGAINST, and your proxy holders will vote AGAINST, the following stockholder proposals, unless you direct otherwise:	For	Against	Abstain

5. Report on Bioaccumulative Halogenated Pollutants

6. Report on Potential Environmental Damage to ANWR

7. Submit the Rights Plan to a Stockholder Vote

Please sign your name exactly as it appears hereon. When signing for shares that are owned jointly, each stockholder please sign. When signing as an executor, administrator, trustee, custodian or guardian, please give your title. When signing on behalf of a corporation, please sign in full corporate name by authorized officer.	I wish to access future proxy statements and annual reports via the Internet.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Stockholders:

The reverse portion of this card is your proxy for ChevronTexaco Corporation’s Annual Meeting of Stockholders (the “Annual Meeting”). It is important that you vote your shares. You may vote via telephone, Internet or mail. If you wish to vote via telephone or Internet, instructions are printed on the reverse side of this card. If you wish to vote via mail, mark, sign, date and return the proxy (the reverse portion of this card) using the enclosed envelope.

The upper portion of this card is your Annual Meeting admission ticket. I invite you to attend the Annual Meeting in the Building A auditorium, ChevronTexaco Park, 6001 Bollinger Canyon Road, San Ramon, California. Please bring this ticket and some form of personal identification with you to the Annual Meeting. You will need it to be admitted to the meeting.

Sincerely,

Lydia I. Beebe
Corporate Secretary

Annual Meeting of Stockholders

•	Meeting Date:	May 15, 2002

•	Meeting Time:	8:30 am., PDT (doors open at 8:00 a.m.)

•	Meeting Location:	ChevronTexaco Park Building A Auditorium 6001 Bollinger Canyon Road San Ramon, CA 94583

This is your admission ticket. Please have it out and available when you enter the meeting.

Note: Cameras, tape recorders, cell phones, etc. will not be allowed in the meeting, other than for Company purposes. A checkroom will be provided. For your protection, all briefcases, purses, packages, etc. will be subject to an inspection as you enter the meeting. We regret any inconvenience this may cause you.

(See reverse side for additional information.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHEVRONTEXACO CORPORATION

The undersigned stockholder of ChevronTexaco Corporation hereby appoints Lydia I. Beebe, Harvey D. Hinman and David J. O’ Reilly, and each of them, proxy holders of the undersigned, each with the power of substitution, to represent and to vote all the shares of ChevronTexaco Corporation Common Stock, held of record by the undersigned on March 18, 2002, at ChevronTexaco Corporation’s Annual Meeting of Stockholders, to be held on May 15, 2002, and any adjournment thereof. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board’s recommendations. The proxy holders will vote in accordance with their discretion on such matters as may properly come before the meeting and any adjournment thereof, including, without limitation, any proposal to adjourn the meeting to a later time and place for the purpose of soliciting additional proxies, unless the undersigned strikes out this sentence.

Your telephone or Internet vote authorizes the named proxy holders to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy via telephone or Internet, you do not need to mail back your proxy card.

(Continued, and to be marked, dated and signed, on the other side)